UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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ADCARE HEALTH SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ADCARE HEALTH SYSTEMS, INC.
1145 Hembree Road
Roswell, Georgia 30076

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 14, 2014

To Our Shareholders:
NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of AdCare Health Systems, Inc., a Georgia corporation, will be held on October 14, 2014, at The Westin Buckhead Atlanta, 3391 Peachtree Road, N.E., Atlanta, Georgia, at 10:00 a.m., local time, to consider and vote upon:

1.
a proposal to approve the Additional Leasing Transactions (as defined in the accompanying proxy statement), which transactions may constitute the lease of all or substantially all of our property under Georgia law;

2.	a proposal to approve the adjournment of the Special Meeting in order to solicit additional proxies in favor of Proposal 1, if necessary; and

3.	a proposal to transact such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.
These proposals are more fully described in the accompanying proxy statement. You are encouraged to read the entire proxy statement carefully. In particular, you should consider the section entitled “Risk Factors” beginning on page 13.
The Board of Directors has fixed the close of business on August 13, 2014, as the record date for identifying those shareholders of the common stock entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.
You can vote your shares over the Internet or by telephone. If you received a paper proxy card or voting instruction form by mail, then you may also vote by completing, signing, dating and returning the proxy card or voting instruction form in the envelope provided. Voting in any of these ways will not prevent you from attending or voting your shares at the Special Meeting. For specific instructions on how to vote your shares, see the information beginning on page 9 of the accompanying proxy statement.
The Board of Directors has determined that it is in the Company’s best interests and the best interests of the Company’s shareholders for the Company to enter into the Additional Leasing Transactions. The Board of Directors recommends that you vote “FOR” each of the proposals described in the accompanying proxy statement.

It is very important that your shares be represented and voted at the Special Meeting, regardless of the size of your holdings. The Additional Leasing Transactions cannot be approved, and the transactions contemplated thereby cannot be consummated, unless holders of a majority of the shares of the common stock outstanding on the record date vote “FOR” Proposal 1. Accordingly, whether or not you expect to attend the Special Meeting, we urge you to vote promptly by Internet or telephone as instructed in the proxy materials you received by mail or by completing, dating, signing and returning the proxy card or voting instruction form in the envelope provided. This will not limit your right to attend or vote at the Special Meeting. You may revoke your proxy at any time before it has been voted at the Special Meeting.

By Order of the Board of Directors,
/s/DAVID A. TENWICK
David A. Tenwick
Chairman of the Board and
Interim Chief Executive Officer

Roswell, Georgia
[●], 2014

Your vote is important. Whether or not you plan to attend the Special Meeting, you should read the accompanying proxy statement carefully and vote your shares by Internet or by telephone as instructed in the proxy materials you received or by completing, signing, dating and returning the proxy card or voting instruction form in the envelope provided. Note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, then you must obtain from the record holder a proxy issued in your name and bring an account statement or letter from the nominee indicating your beneficial ownership of the common stock as of the record date.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Special Meeting to be Held on October 14, 2014:  This notice, the accompanying proxy statement and a form of proxy card are available free of charge at http://www.ctsproxy.com/adcarehealth/sm2014.

TABLE OF CONTENTS

Page
SUMMARY TERM SHEET...............................................................................................................	1
The Company.................................................................................................................................	1
The Special Meeting.......................................................................................................................	1
The Transition to a Facilities Holding Company and the Additional Leasing Transactions.........	1
Selected Pro Forma Financial Data................................................................................................	7
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..................................	8
QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE SPECIAL MEETING...................................................................................	9
RISK FACTORS..................................................................................................................................	14
Risks Related to Us and Our Operations as a Facilities Holding Company...................................	14
Risks Related to the Operators of Our Facilities............................................................................	20
PROPOSAL 1: APPROVAL OF THE ADDITIONAL LEASING TRANSACTIONS................	27
Background of the Decision to Transition the Company to a Facilities Holding Company...........	27
Reasons for the Transition to a Facilities Holding Company.........................................................	29
The Transition to a Facilities Holding Company............................................................................	31
Interest of Our Directors and Executive Officers in the Additional Leasing Transactions............	33
Shareholder Approval.....................................................................................................................	33
Authority of the Board of Directors and Executive Officers..........................................................	33
If Our Shareholders Do Not Approve Proposal 1...........................................................................	34
Regulatory Approvals.....................................................................................................................	34
No Opinion of Financial Advisor...................................................................................................	34
Accounting Treatment....................................................................................................................	34
Vote Required; Recommendation of the Board of Directors.........................................................	35
PROPOSAL 2: APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF PROPOSAL 1................	36
General...........................................................................................................................................	36
Vote Required; Recommendation of the Board of Directors.........................................................	36
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.....................................................................................................................................	37
IMPORTANT INFORMATION CONCERNING ADCARE HEALTH SYSTEMS, INC. .........	50
Security Ownership of Certain Beneficial Owners, Directors and Management...........................	50
Where You Can Find More Information........................................................................................	52
Incorporation of Certain Information by Reference.......................................................................	53
Other Business for Presentation at the Special Meeting.................................................................	54
Shareholder Proposals for Inclusion in the 2015 Proxy Statement................................................	54
Procedures for Business Matters and Director Nominations for Consideration at the 2015 Annual Meeting of Shareholders..............................................................................	54

SUMMARY TERM SHEET

This summary term sheet highlights selected information contained in this proxy statement related to AdCare Health Systems, Inc.’s transition to a facilities holding company and the proposal to approve certain leasing and subleasing transactions in connection therewith. This summary term sheet may not, however, contain all of the information relating to this proposal that is important to you. To more fully understand this proposal, and for a more complete description of the transition, you should carefully read this entire proxy statement. As used in this proxy statement, unless the context otherwise requires, the terms “we,” “us,” “our” and “the Company” refer to AdCare Health Systems, Inc., a Georgia corporation, and its consolidated subsidiaries.
The Company

Since our inception in 1991, we have owned, operated and managed long-term care facilities and retirement communities and have sought to provide high quality healthcare services to patients and residents, including skilled nursing and assisted living services, social services, various therapy services, and other rehabilitative and healthcare services. Over the years, we have evolved into a long-term care provider with a portfolio of 38 healthcare properties, primarily skilled nursing facilities.
Our principal executive offices are located at 1145 Hembree Road, Roswell, Georgia  30076, and our telephone number at that address is (678) 869-5116.  See “Where You Can Find More Information” and "Incorporation of Certain Information by Reference."
The Special Meeting
We are holding a Special Meeting of Shareholders on October 14, 2014 (together with any adjournment or postponement thereof (the “Special Meeting”)), as further described in this proxy statement. At the Special Meeting, shareholders of record of the Company’s common stock (the “common stock”) as of the close of business on August 13, 2014, the record date of the Special Meeting (the “record date”), will be asked to consider and vote upon, among other things, a proposal to approve the Additional Leasing Transactions (as defined below under “-The Transition to a Facilities Holding Company and the Additional Leasing Transactions - Shareholder Approval”). We expect to mail this proxy statement and accompanying form of proxy card to shareholders of record of the common stock beginning on or before [•], 2014.
In light of the nature of the proposal with respect to the Additional Leasing Transactions, we have set forth below a summary of selected information contained elsewhere in this proxy statement relating thereto.
The Transition to a Facilities Holding Company and
the Additional Leasing Transactions

Background of the Decision to Transition the Company to a Facilities Holding Company.........
During the last half of 2013, our Board of Directors (the “Board”) conducted a comprehensive evaluation of strategic alternatives to enhance shareholder value, including a sale of the Company. Based upon this evaluation, the Board determined to pursue a sale of the Company and engaged SunTrust Robinson Humphrey, Inc. (“SunTrust Robinson Humphrey”) to serve as the Company’s financial advisor in connection therewith.

Upon completion of the sales process, it became clear to the Board that none of the prospective acquirers would fairly value our operations or our real estate or otherwise provide meaningful value to our shareholders. Accordingly, the Board determined that a sale of the Company would not be in the best interests of the Company or its shareholders.

After reviewing and analyzing our owner/operator business model and once again evaluating available strategic alternatives to enhance shareholder value, the Board determined that it would be in the Company’s best interests and the best interests of the Company’s shareholders to transition the Company to a facilities holding company. See “Proposal 1: Approval of the Additional Leasing Transactions - Background of the Decision to Transition the Company to a Facilities Holding Company.”

The Transition...........................
We intend to effect the Company’s transition from an owner and operator of healthcare properties to an owner and lessor of healthcare properties, effectively creating a facilities holding company, through a series of leasing and subleasing transactions. Specifically, in order to effect such transition, we are seeking to:

• lease to third-party operators the healthcare properties which we currently own and operate, consisting of 23 skilled nursing facilities with a total of 2,458 operational beds and two assisted living facilities with a total of 112 operational units;

• sublease to third-party operators the healthcare properties which we do not own but currently lease and operate, consisting of nine skilled nursing facilities with a total of 1,090 operational beds;
• terminate one of the management agreements under which we manage for a third party, but do not own or lease, a skilled nursing facility with a total of 261 operational beds;

• continue in effect the one remaining management agreement to manage two skilled nursing facilities with a total of 249 operational beds and one independent living facility with a total of 83 operational units.

In connection with the Transition, we intend to reduce our financial leverage over time and adjust our capital structure by repaying certain of our corporate level indebtedness prior to maturity, renegotiating and restructuring certain of our other corporate level indebtedness to reduce the cost of capital, and refinancing our facility level mortgage indebtedness with lower-cost financing guaranteed by the United States Department of Housing and Urban Development (“HUD”).

In this proxy statement, we refer to the “Transition” as, collectively, (i) the leasing and subleasing transactions described above, (ii) the termination or continuation, as applicable, of the management agreements described above, and (iii) the transactions we intend to undertake to reduce our financial leverage over time and adjust our capital structure as described above. See “Proposal 1: Approval of the Additional Leasing Transactions - The Transition to a Facilities Holding Company - Elements of the Transition.”

Leases and Sublease Terms......
We are seeking to lease our currently-owned healthcare properties, and sublease our currently-leased healthcare properties, on a triple net basis, meaning that the lessee (i.e., the new third-party operator of the property) will be obligated under the lease or sublease, as applicable, for all liabilities of the property in respect to insurance, taxes and facility maintenance, as well as the lease or sublease payments, as applicable. See “Proposal 1: Approval of the Additional Leasing Transactions - The Transition to a Facilities Holding Company - Lease and Sublease Terms.”

Reasons for the Transition.......
In arriving in its determination that the Transition is in the Company’s best interests and the best interests of the Company’s shareholders and is the preferred strategic alternative for the Company, the Board carefully considered the Transition, as well as other available strategic alternatives. As part of its evaluation process, the Board considered the risks and timing of each alternative available to the Company, as well as certain financial analyses, pro forma financial information and projections, and consulted with management and our advisors. See “Proposal 1: Approval of the Additional Leasing Transactions - The Transition to a Facilities Holding Company - Reasons for the Transition to a Facilities Holding Company.”

Anticipated Dividends..............
As discussed in this proxy statement, the Board believes that the Transition, if implemented successfully, should enable us to begin paying cash dividends to the shareholders of the common stock (the “common shareholders”). While we cannot predict with certainty the amount of any dividends which may be paid to the common shareholders in the future, it is our objective to pay a cash dividend on the common stock of $0.05 per share in the first quarter of 2015, which we would hope to increase incrementally during subsequent quarters.

The estimated dividends set forth above are estimates only, and actual dividends, if any, could be lower. We make no assurance that actual dividends will equal the estimated dividends set forth above, or will be paid as frequently as set forth above, or will be paid at all. See “Proposal 1: Approval of the Additional Leasing Transactions - The Transition to a Facilities Holding Company - Anticipated Dividends.”

Timing of the Transition..................................
Assuming that the common shareholders approve the Additional Leasing Transactions at the Special Meeting, we are seeking to have all our currently-owned healthcare properties leased, and all of our currently-leased healthcare properties subleased, to third-party operators by December 31, 2014. See “Proposal 1: Approval of the Additional Leasing Transactions - The Transition to a Facilities Holding Company - Timing of the Transition.”

Shareholder Approval..............
Section 14-2-1201(b) of the Georgia Business Corporation Code (the “GBCC”) provides that a corporation may, on the terms and conditions and for the consideration determined by its board of directors and without shareholder approval, sell, lease, exchange or otherwise dispose of less than all or substantially all of its property. Section 14-2-1201(b) of the GBCC further provides an irrebuttable presumption that assets shall be deemed to be less than substantially all of a corporation’s property if:

• the fair value of the assets as of the date of the most recent available financial information does not exceed two-thirds of the fair value of all of the corporation’s assets; and

• the corporation’s annual revenues for the most recent fiscal year represented or produced by such assets do not exceed two-thirds of the corporation’s total revenues for that period (together, the “Two-Thirds Threshold”).

It is possible that the leasing and subleasing transactions contemplated by the Transition, in the aggregate, may be deemed to be the lease of all or substantially all of the Company’s property because such transactions, in the aggregate, may involve assets of the Company with fair value, or which produced annual revenues, in excess of the Two-Thirds Threshold.

We intend to lease or sublease our healthcare properties, as applicable, without shareholder approval, to the extent that such transactions, taken in the aggregate, constitute the lease of less than substantially all of our property. In this proxy statement, we refer to such leasing and subleasing transactions as the “Permitted Transactions.”

Accordingly, the common shareholders are being asked at the Special Meeting to consider and vote on a proposal to approve the leasing and subleasing transactions contemplated by the Transition (other than the Permitted Transactions), because such leasing and subleasing transactions (together with the Permitted Transactions) could involve assets of the Company which exceed the Two-Thirds Threshold. The common shareholders are being asked to approve such leasing and subleasing transactions (other than the Permitted Transactions) on such terms and conditions, and for such consideration, as the Board may subsequently determine in its sole discretion (collectively, the “Additional Leasing Transactions”).

Interests of Our Directors and Executive Officers in the Additional Leasing Transactions..............................
Members of Board and our executive officers do not have any interests in the approval of the Additional Leasing Transactions that are different from, or in addition to, the interests of our shareholders generally. See “Proposal 1: Approval of the Additional Leasing Transactions - The Transition to a Facilities Holding Company - Interests of Our Directors and Executive Officers in the Additional Leasing Transactions.”

Dissenters’ Rights of Appraisal...................................	Under Georgia law, our shareholders are not entitled to dissenters’ rights of appraisal in connection with any of the proposals presented at the Special Meeting.
Risk Factors..............................
The Transition involves a number of risks that the common shareholders should consider in evaluating the proposals in this proxy statement and determining how to vote on such proposals. See “Risk Factors.”

Required Shareholder Vote.....
Approval of the Additional Leasing Transactions requires that the holders of at least a majority of the shares of common stock outstanding as of the record date vote “FOR” the proposal to approve the Additional Leasing Transactions. See “Proposal 1: Approval of the Additional Leasing Transactions - Vote Required; Recommendation of the Board of Directors.”

If Our Shareholders Do Not Approve the Additional Leasing Transactions................	If the common shareholders do not approve the Additional Leasing Transactions, then we:

• will proceed with leasing the healthcare properties we currently own and operate, and subleasing the healthcare properties we currently lease and operate, to third-party operators to the extent that all such leases and subleases, in the aggregate, constitute Permitted Transactions (i.e., constitute the lease of less than substantially all of our property); and

• will not enter into any of the Additional Leasing Transactions.

Furthermore, the Board will explore once again what, if any, other strategic alternatives are available to enhance shareholder value. See “Proposal 1: Approval of the Additional Leasing Transactions - If Our Shareholders Do Not Approve Proposal 1.”

No Fairness Opinion.................
The Board has not received any opinion, report or appraisal of any financial advisor, including SunTrust Robinson Humphrey, or other third party with respect to any aspect of the Transition or the Additional Leasing Transactions, including with respect to the fairness, from a financial point of view, to the Company’s shareholders of the Transition or the Additional Leasing Transactions or with respect to the relative merits of the Transition or the Additional Leasing Transactions as compared with any alternative business strategy that the Company might pursue. See “Proposal 1: Approval of the Additional Leasing Transactions- No Opinion of Financial Advisor.”

Recommendation of the Board of Directors...............................
The Board has unanimously approved the Transition and has recommended to the common shareholders that they approve the Additional Leasing Transactions. See “Proposal 1: Approval of the Additional Leasing Transactions - Vote Required; Recommendation of the Board of Directors.”

Selected Unaudited Pro Forma Financial Data
The following selected unaudited pro forma financial data has been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements incorporated by reference in this Proxy Statement. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The selected unaudited pro forma financial data is presented for information purposes only and does not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the Permitted Transactions and Additional Leasing Transactions actually occurred on the dates indicated, nor does it purport to project our future consolidated results of operations or consolidated financial position for any future period or as of any future date. All pro forma adjustments are described in the notes to our unaudited pro forma condensed consolidated financial information. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."
The following table sets forth (i) historical basic and diluted loss per common share from continuing operations, historical cash dividends per common share and historical book value per common share of the Company; and (ii) unaudited pro forma basic and diluted loss per common share from continuing operations, unaudited pro forma cash dividends per common share and unaudited pro forma book value per common share of the Company after giving effect to the Transition.

	Six Months Ended	Year Ended	Year Ended
	June 30, 2014	December 31, 2013	December 31, 2012
Historical Comparative Per Share Data
Basic net loss from continuing operations per common share	$(0.32)	$(0.79)	$(0.92)
Diluted net loss from continuing operations per common share	$(0.32)	$(0.79)	$(0.92)
Cash dividends per common share	$—	$—	$—
Book value per common share at end of period	$0.52	$0.56	$1.13
Unaudited Pro Forma Comparative Per Share Data
Basic net loss from continuing operations per common share	$(0.19)	$(0.36)	$(0.30)
Diluted net loss from continuing operations per common share	$(0.19)	$(0.36)	$(0.30)
Cash dividends per common share	$—	$—	$—
Book value per common share at end of period	$0.52	$0.56	$1.13

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS
This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are often identified by the use of words such as, but not limited to, “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” and other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and, except as required by applicable securities laws, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained in this proxy statement, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstance that could cause us to fail to successfully implement the Transition;

•	the effect of the announcement of the Transition on our business relationships (including with our employees, patients, residents and suppliers), operating results and business generally;

•
the failure to obtain, or obtain on a timely basis, the consent or approval of any lender, lessor of our currently-leased healthcare properties, or governmental entity which may be required to implement the Transition;

•	the outcome of any litigation or governmental proceedings instituted against us;

•	the amount of the costs, fees, expenses and charges related to the Transition;

•	our failure to comply with regulations and any changes in regulations;

•	the loss of any of our senior management and other key employees; and

•	the failure of the common shareholders to approve the Additional Leasing Transactions.
In light of the significant uncertainties inherent in forward-looking statements, readers should not place undue reliance on forward-looking statements.

[•], 2014

ADCARE HEALTH SYSTEMS, INC.
1145 Hembree Road
Roswell, Georgia 30076

PROXY STATEMENT

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND
VOTING AT THE SPECIAL MEETING

Why am I receiving these materials?
We have sent you this proxy statement and the enclosed proxy card because the Board is soliciting your proxy to vote at the Special Meeting. You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.
Who can vote at the Special Meeting?
Only shareholders of record of the common stock at the close of business on August 13, 2014, the record date of the Special Meeting, will be entitled to receive notice of, and to vote at, the Special Meeting. At the close of business on the record date, there were 17,811,540 shares of common stock outstanding and entitled to vote. If, at the close of business on the record date, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company (“Continental”), then you are a shareholder of record. As a shareholder of record, you may vote in person at the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to complete and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
If, at the close of business on the record date, your shares of common stock were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Special

Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent and bring it with you to the Special Meeting.
What am I voting on?
You are being asked to consider and vote on a proposal to approve the Additional Leasing Transactions (“Proposal 1”). Additionally, shareholders may be asked to vote on a proposal to approve the adjournment of the Special Meeting to another date, time or place, if deemed necessary or appropriate in the judgment of the Board, for the purpose of soliciting additional proxies to vote in favor of Proposal 1 (“Proposal 2”). Any other matter that is properly presented at the Special Meeting will also be voted upon at that time.
How do I vote?
Whether you plan to attend the Special Meeting or not, we urge you to vote by proxy. All shares of common stock represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed by Internet or telephone. You may specify whether your shares should be voted “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the proposals. Voting by proxy will not affect your right to attend the Special Meeting. If your shares are registered directly in your name through our transfer agent, Continental, or you have stock certificates registered in your name, you may vote:

•	By Internet or by telephone. Follow the instructions included in the proxy card to vote by Internet or telephone.

•
By mail. You can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, then they will be voted in accordance with the recommendations of the Board as noted below.

•
In person at the Special Meeting. If you attend the Special Meeting, then you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the Special Meeting.

If your shares of common stock are held in “street name,” then you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Special Meeting, then you must contact your broker or agent to obtain a legal proxy and bring it to the Special Meeting in order to vote.
If you vote using one of the methods described above, then you will be designating each of David A. Tenwick, the Company’s Interim Chief Executive Officer and Chairman of the Board, and Ronald W. Fleming, the Company’s Chief Financial Officer (together, the “proxy holders”), as your proxy to vote your shares as you instruct.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of the common stock you own as of the close of business on the record date.

Who is paying for this proxy solicitation?
The Company will pay the entire cost of soliciting proxies. In addition to these mailed proxy materials, the Company’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. The Company may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. The distribution and solicitation of proxy materials will also be supplemented through the services of Georgeson Inc., a proxy solicitation firm (“Georgeson”). Georgeson will receive a customary fee, which we estimate will be approximately $15,000. In addition, Georgeson may receive certain other fees for related services, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses.
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, then your shares of common stock are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
If you give us your proxy, then you may change or revoke it at any time before the Special Meeting. You may change or revoke your proxy in any one of the following ways:

•	by re-voting by Internet or by telephone as instructed above;

•	if you received printed proxy materials, by signing a new proxy card with a date later than your previously delivered proxy card and submitting it as instructed above;

•	by notifying our Corporate Secretary in writing before the Special Meeting that you have revoked your proxy; or

•	by attending the Special Meeting and voting in person (i.e., your attendance alone will not in and of itself revoke a previously submitted proxy).
Your most current vote, whether by telephone, Internet, proxy card or at the Special Meeting, is the one that will be counted.
What are broker non-votes?
Broker non-votes occur when nominees, such as brokers and banks, holding shares on behalf of “street name” owners do not receive voting instructions from those owners regarding a matter and do not have discretionary authority to vote on the matter under applicable stock exchange rules. Nominees cannot vote on Proposal 1 or Proposal 2 unless they receive instructions from the “street name” owner. If instructions have not been given with respect to such shares on a proposal, we refer to such shares below as “unvoted” on such proposal.

How many shares must be present to conduct business at the Special Meeting?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least one-third of the shares of common stock entitled to vote as of the record date are represented by shareholders present at the Special Meeting or by proxy. On August 13, 2014, the record date, there were 17,811,540 shares of common stock outstanding and entitled to vote. As a result, 5,937,180 shares of common stock must be represented by shareholders present at the Special Meeting or by proxy to have a quorum.
Your shares of common stock will be counted towards a quorum if you submit a valid proxy card or vote by Internet or telephone or at the Special Meeting. Abstentions and broker non-votes will also be counted towards the quorum requirement.
What if a quorum is not present at the Special Meeting?
If a quorum is not present at the scheduled time of the Special Meeting, then we may adjourn or postpone the Special Meeting until a quorum is present. The time and place of the adjourned or postponed Special Meeting will be announced at the time the adjournment is taken, and, unless such adjournment or postponement is for more than 120 days, no other notice will be given. An adjournment or postponement will have no effect on the business that may be conducted at the Special Meeting.
What vote is required to approve each proposal, and how are votes counted?
Proposal 1: Approval of the Additional Leasing Transactions
Approval of this proposal requires approval by the holders of at least a majority of the shares of common stock outstanding as of the close of business on the record date. Any shares of common stock that are not voted (whether by abstention or otherwise) will have the effect of a vote against this proposal.
Proposal 2: Approval of the Adjournment of the Special Meeting in Order to Solicit Additional Proxies in Favor of Proposal 1
Approval of this proposal requires that the votes cast in favor of this proposal exceed the votes cast against this proposal. Any shares of common stock that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
How does the Board recommend that I vote?
The Board recommends that you vote:

•	“FOR” the Additional Leasing Transactions; and

•	“FOR” the adjournment of the Special Meeting in order to solicit additional proxies in favor of Proposal 1, if necessary.
What if I return my proxy card or vote by Internet or phone but do not specify how I want to vote?
If you are a shareholder of record and sign and return your proxy card or complete the Internet or telephone voting procedure, but do not specify how you want to vote your shares, then we will vote them as follows:

•	“FOR” the Additional Leasing Transactions; and

•	“FOR” the adjournment of the Special Meeting in order to solicit additional proxies in favor of Proposal 1, if necessary.
If any other matter is properly presented at the Special Meeting, then the proxy holders will vote your shares using their discretion.
How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it is raised at the Special Meeting?
If any matter that is not described in this proxy statement should properly come before the Special Meeting, then the proxy holders will vote the shares represented by valid proxies in their discretion. At the time this proxy statement was printed, management was unaware of any other matter that might be properly brought for shareholder action at the Special Meeting.
Who will count the votes?
A representative of Continental will act as the inspector of elections and count the votes.
What do I need to do if I want to attend the Special Meeting?
You do not need to make a reservation to attend the Special Meeting. However, attendance at the Special Meeting is limited to shareholders of the common stock or their designated representatives. If your shares are held in “street name,” then you must bring your bank or broker statement evidencing your beneficial ownership of common stock as of the record date to gain admission to the Special Meeting. We reserve the right to limit the number of designated representatives who may attend the Special Meeting.
Are you “householding” for shareholders sharing the same address?
We are sending only one proxy statement to shareholders who share a single address. This is known as “householding.” However, if a shareholder of record residing at such an address wishes to receive this proxy statement, he or she may contact Continental by phone at (917) 262-2373, by e-mail at www.proxy@continentalstock.com or by mail at the following address: 17 Battery Place, New York, New York 10004. Shareholders of record who receive multiple copies of this proxy statement may request householding by contacting Continental using the preceding options. Beneficial holders who own shares in “street name” may request householding by contacting the holder of record.
Who can help answer my questions?
If you would like additional copies, without charge, of this proxy statement or if you have questions about the Transition or the transactions contemplated thereby, including the procedures for voting your shares, you should contact Georgeson, who is assisting us in this matter, at (877) 278-4774.

RISK FACTORS
You should carefully consider the following risks and other information in this proxy statement in evaluating the proposals to be voted on at the Special Meeting. Any of the following risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our business, financial condition or results of operations and could, in turn, negatively impact the trading price of the common stock.
Risks Related to Us and Our Operations as a Facilities Holding Company
We may be unable to achieve any of the benefits that we expect to achieve from the Transition.
We may not derive any of the strategic or financial benefits that we expect from the Transition or such benefits may be delayed, if they materialize at all. The anticipated benefits of the Transition are based on a number of assumptions, which may prove incorrect. For example, we believe that the Transition will allow us to increase our cash flow, pay consistent cash quarterly dividends, maximize the value of our properties, expand into new geographic areas, reduce our financing costs and make opportunistic acquisitions. If the Transition does not have these and other expected benefits for any reason, then the Transition could have a negative effect on our financial condition.
We may be unable to obtain the consents, approvals and authorizations of third parties necessary to successfully implement the Transition.
In connection with the Transition, we will need the consent, approval or authorization of certain of our lenders, the lessors of our currently-leased healthcare properties and appropriate governmental entities, as well as other third parties, as applicable. We make no assurances that these consents, approvals or authorizations will be obtained, or obtained on a timely basis. Failure to obtain these consents, approvals or authorizations, or failure to obtain them on a timely basis, will hinder our ability to effect the Transition and could have a negative effect on our financial condition. See “Proposal 1: Approval of the Additional Leasing Transactions - Regulatory Approvals.”
Economic conditions and turbulence in the credit markets may create challenges in securing third-party borrowings or refinancing our existing indebtedness, which may prevent us from successfully implementing the Transition.
Depressed economic conditions, the availability and cost of credit, turmoil in the mortgage market and depressed real estate markets have in the past contributed, and will in the future contribute, to increased volatility and diminished expectations for real estate markets and the economy as a whole. Significant market disruption and volatility could impact our ability to secure third-party borrowings or refinance our existing indebtedness, which may prevent us from successfully implementing the Transition.

We rely on external sources of capital to fund future capital needs, and if we encounter difficulty in obtaining such capital, we may not be able to make future investments necessary to grow our business or meet maturing commitments.
We rely on external sources of capital, including debt and equity financing. If we are unable to obtain needed capital at all or only on unfavorable terms from these sources, we might not be able to make the investments needed to grow our business or to meet our obligations and commitments as they mature. Our access to capital depends upon a number of factors over which we have little or no control, including the performance of the national and global economies generally; competition in the healthcare industry; issues facing the healthcare industry, including regulations and government reimbursement policies; our operators’ operating costs; the market’s perception of our growth potential; the market value of our properties; our current and potential future earnings and cash dividends; and the market price of the shares of our capital stock. While we currently have sufficient cash flow from operations to fund our obligations and commitments, we may not be in a position to take advantage of future investment opportunities in the event that we are unable to access the capital markets on a timely basis or we are only able to obtain financing on unfavorable terms.
Our ability to raise capital through equity sales is dependent, in part, on the market price of the common stock, and our failure to meet market expectations with respect to our business could negatively impact the market price of the common stock and availability of equity capital.
As with other publicly-traded companies, the availability of equity capital will depend, in part, on the market price of the common stock, which, in turn, will depend upon various market conditions and other factors that may change from time to time, including:

•	the extent of investor interest;

•	our financial performance and that of our operators;

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general stock and bond market conditions, including changes in interest rates on fixed income securities, which may lead prospective purchasers of the common stock to demand a higher annual yield from future dividends;

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our failure to pay or increase our dividend, which is dependent, to a large part, on the increase in funds from operations, which, in turn, depends upon increased revenues from additional investments and rental increases; and

•	other factors such as governmental regulatory action.
We are subject to risks associated with debt financing, which would negatively impact our business and limit our ability to pay dividends to our shareholders and to repay maturing indebtedness.
The financing required to make future investments and satisfy maturing commitments may be provided by borrowings under our credit facilities, private or public offerings of debt or equity, the assumption of secured indebtedness, or mortgage financing on a portion of our owned portfolio. To the extent we must obtain debt financing from external sources to fund our capital requirements, no assurance is given that such financing will be available on favorable terms, if at all. In addition, if we are unable to refinance or extend principal payments due at maturity or pay them with proceeds from other capital transactions, our cash flow may not be sufficient to pay dividends to our shareholders and repay our maturing indebtedness. Furthermore, if we have to pay higher interest rates in connection with a refinancing, the interest expense relating to that refinanced indebtedness would increase, which could reduce our profitability and the amount of dividends we are able to pay. Moreover, additional debt financing increases the amount of our leverage. The degree of leverage could have important consequences to our shareholders, including affecting our ability to obtain additional financing in the future, and making us more vulnerable to a downturn in our results of operations or the economy generally.
Unforeseen costs associated with the acquisition of new healthcare properties could reduce our profitability.
Our business strategy contemplates future acquisitions that may not prove to be successful. For example, we might encounter unanticipated difficulties and expenditures relating to our acquired healthcare properties, including contingent liabilities, or our newly acquired healthcare properties might require significant management attention that would otherwise be devoted to our ongoing business. Such costs may negatively affect our results of operations.
We may not be able to adapt our management and operational systems to integrate and manage our growth without additional expense.
No assurance is given that we will be able to adapt our management, administrative, accounting and operational systems to integrate and manage the long-term care facilities that we may acquire. Our failure to timely integrate and manage future acquisitions or other developments could have a material adverse effect on our results of operations and financial condition.
We may be subject to additional risks in connection with the long-term care facilities that we own or may acquire.
We may be subject to additional risks in connection with long-term care facilities that we own or may acquire, including the following:

•	our lack of, or our limited, prior business experience with certain of the operators of the facilities we own or may acquire in the future;

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the facilities may underperform due to various factors, including unfavorable terms and conditions of the lease agreements, disruptions caused by the management of the operators of the facilities or changes in economic conditions impacting the facilities or the operators;

•	diversion of our management’s attention away from other business concerns;

•	exposure to any undisclosed or unknown potential liabilities relating to the facilities; and

•	potential underinsured losses on the facilities.
Our assets may be subject to impairment charges.
We periodically, but not less than annually, evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, operator performance and legal structure. If we determine that a significant impairment has occurred, then we are required to make an adjustment to the net carrying value of the asset, which could have a material adverse effect on our results of operations and funds from operations in the period in which the write-off occurs.

We may not be able to sell certain long-term care facilities for their book value.
From time to time, we may close facilities and actively market such facilities for sale. To the extent we are unable to sell these properties for our book value, we may be required to take a non-cash impairment charge or loss on the sale, either of which would reduce our net income.
Our indebtedness could adversely affect our financial condition.
We have a material amount of indebtedness, and we may increase our indebtedness in the future. Debt financing could have important consequences to our shareholders. For example, it could:

•	increase our vulnerability to adverse changes in general economic, industry and competitive conditions;

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limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business plan or other general corporate purposes on satisfactory terms or at all;

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require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our ability to make acquisitions or take advantage of business opportunities that may arise;

•	expose us to fluctuations in interest rates to the extent our borrowings bear variable rates of interest;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.
Covenants in the agreements evidencing our indebtedness limit our operational flexibility, and a covenant breach could materially adversely affect our operations.
The terms of our credit agreements and other agreements evidencing our indebtedness require us to comply with a number of customary financial and other covenants which may limit our management’s discretion by restricting our ability to, among other things, incur additional debt, redeem our capital stock, enter into certain transactions with affiliates, pay dividends and make other distributions, make investments and other restricted payments, and create liens. Any additional financing we may obtain could contain similar or more restrictive covenants. Our continued ability to incur indebtedness and conduct our operations is subject to compliance with these financial and other covenants. Breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness in addition to any other indebtedness cross-defaulted against such instruments. Any such breach could materially adversely affect our business, results of operations and financial condition.
We are subject to particular risks associated with real estate ownership, which could result in unanticipated losses or expenses.
Our business is subject to many risks that are associated with the ownership of real estate. For example, if our operators do not renew their leases, then we may be unable to re-lease the long-term care facilities at favorable rental rates, if at all. Other risks that are associated with real estate acquisition and ownership include the following:

•	general liability, property and casualty losses, some of which may be uninsured;

•	the inability to purchase or sell our assets rapidly to respond to changing economic conditions, due to the illiquid nature of real estate and the real estate market;

•	leases that are not renewed or are renewed at lower rental amounts at expiration;

•	costs relating to maintenance and repair of our facilities and the need to make expenditures due to changes in governmental regulations, including the Americans with Disabilities Act;

•	environmental hazards created by prior owners or occupants, existing tenants, mortgagors or other persons for which we may be liable;

•	acts of God affecting our healthcare properties; and

•	acts of terrorism affecting our healthcare properties.
Our real estate investments are relatively illiquid.
Real estate investments are relatively illiquid and generally cannot be sold quickly. In addition, all of our healthcare properties serve as collateral for our secured debt obligations and cannot be readily sold. Additional factors that are specific to our industry also tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. For example, all of our healthcare properties are “special purpose” properties that cannot be readily converted into general residential, retail or office use. In addition, transfers of operations of skilled nursing facilities, assisted living facilities and other healthcare facilities are subject to regulatory approvals not required for transfers of other types of commercial operations and other types of real estate. Thus, if the operation of any of our healthcare properties becomes unprofitable due to competition, age of improvements or other factors such that an operator becomes unable to meet its obligations to us, then the liquidation value of the property may be substantially less, particularly relative to the amount owing on any related mortgage loan, than would be the case if the property were readily adaptable to other uses. Furthermore, the receipt of liquidation proceeds or the replacement of an operator that has defaulted on its lease could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the property or the replacement of the operator with a new operator licensed to manage the facility. In addition, certain significant expenditures associated with real estate investment, such as real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. Should such events occur, our income and cash flows from operations would be adversely affected.
As an owner with respect to real property, we may be exposed to possible environmental liabilities.
Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner of real property, such as us, may be liable in certain circumstances for the costs of investigation, removal or remediation of, or related releases of, certain hazardous or toxic substances at, under or disposed of in connection with such property, as well as certain other potential costs relating to hazardous or toxic substances, including government fines and damages for injuries to persons and adjacent property. Such laws often impose liability based on the owner’s knowledge of, or responsibility for, the presence or disposal of such substances. As a result, liability may be imposed on the owner in connection with the activities of an operator of the property. The cost of any required investigation, remediation, removal, fines or personal or property damages and the owner’s liability therefor could exceed the value of the property and the assets of the owner. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect an operator’s ability to attract additional residents and our ability to sell or rent such property or to borrow using such property as collateral which, in turn, could negatively impact our revenues.
The industry in which we operate is highly competitive. Increasing investor interest in our sector and consolidation at the operator level could increase competition and reduce our profitability.
Our business is highly competitive, and we expect that it may become more competitive in the future. We compete for healthcare facility investments with other healthcare investors, many of which have greater resources and lower costs of capital than we do. Increased competition makes it more challenging for us to identify and successfully capitalize on opportunities that meet our business goals. If we cannot identify and purchase a sufficient number of healthcare facilities at favorable prices, or if we are unable to finance such acquisitions on commercially favorable terms, our business, results of operations and financial condition may be materially adversely affected. In addition, if our cost of capital should increase relative to the cost of capital of our competitors, the spread that we realize on our investments may decline if competitive pressures limit or prevent us from charging higher lease rates.
We may change our investment strategies and policies and capital structure.
The Board, without the approval of our shareholders, may alter our investment strategies and policies if it determines that a change is in our shareholders’ best interests. The methods of implementing our investment strategies and policies may vary as new investments and financing techniques are developed.
Our success depends, in part, on our ability to retain key personnel and our ability to attract or retain other qualified personnel.
Our future performance depends to a significant degree upon the continued contributions of our executive management team and other key employees. The loss of the services of our current executive management team could have an adverse impact on our operations. In addition, our future success depends, in part, on our ability to attract, hire, train and retain other qualified personnel. Competition for qualified employees is intense, and we compete for qualified employees with companies with greater financial resources. Our failure to successfully attract, hire, retain and train the people we need would significantly impede our ability to implement our business strategy.
There are no assurances with respect to our ability to pay dividends in the future.
We are a holding company, and we have no significant operations. We rely primarily on dividends and other distributions from our subsidiaries to us so we may, among other things, pay dividends on our capital stock, if and to the extent declared by the Board. The ability of our subsidiaries to pay dividends and make other distributions to us depends on their earnings and is restricted by the terms of certain agreements governing their indebtedness. If our subsidiaries are in default under such agreements, then they may not pay dividends or make other distributions to us.
In addition, we may only pay dividends on our capital stock if we have funds legally available to pay dividends and such payment is not restricted or prohibited by law, the terms of any shares with higher priority with respect to dividends or any documents governing our indebtedness. We are restricted by Georgia law from paying dividends on our capital stock if we are not able to pay our debts as they become due in the normal course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of the shareholders whose preferential rights are superior. In addition, no cash dividends may be declared or paid on the common stock unless full cumulative dividends on our Series A Preferred Stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payments, for all past dividend periods. Furthermore, (i) one of our mortgage loans prohibits the payment of dividends on our capital stock if we fail to comply with certain financial covenants or if a default or event of default under the loan agreement has occurred, and (ii) another one of our mortgage loans requires the consent of the lender and the guarantor prior to payment of dividends on the common stock. As such, we could become unable, on a temporary or permanent basis, to pay dividends on the common stock. In addition, future debt, contractual covenants or arrangements we or our subsidiaries enter into may restrict or prevent future dividend payments.
The payment of any future dividends on the common stock will be at the discretion of the Board and will depend, among other things, on the earnings and results of operations of our subsidiaries, their ability to pay dividends and make other distributions to us under agreements governing their indebtedness, our financial condition and capital requirements, any debt service requirements and any other factors the Board deems relevant.
Risks Related to the Operators of Our Facilities
Our financial position could be weakened and our ability to pay dividends to our shareholders and fulfill our obligations with respect to our indebtedness could be limited if any of the major operators of our long-term care facilities becomes unable to meet its obligations to us or fails to renew or extend its relationship with us as its lease terms expires, or if we become unable to lease or re-lease our facilities on economically favorable terms. We have no operational control over our operators. Adverse developments concerning our operators could arise due to a number of factors, including those listed below.
The bankruptcy, insolvency or financial deterioration of our operators could limit or delay our ability to collect unpaid rents or require us to find new tenants.
We are exposed to the risk that a distressed operator may not be able to meet its obligations to us or other third parties. This risk is heightened during a period of economic or political instability. If tenants are unable to comply with the terms of their leases, then we may be forced to modify the leases in ways that are unfavorable to us. Alternatively, the failure of a tenant to perform under a lease could require us to declare a default, repossess the property, find a suitable replacement tenant, hire third-party managers to operate the property or sell the property. There is no assurance that we would be able to lease a property on substantially equivalent or better terms than the prior lease, or at all, find another qualified tenant, successfully reposition the property for other uses or sell the property on terms that are favorable to us. It may be more difficult to find a replacement tenant for a healthcare property than it would be to find a replacement tenant for a general commercial property due to the specialized nature of the business. Even if we are able to find a suitable replacement tenant for a property, transfers of operations of skilled nursing facilities, assisted living facilities and other healthcare facilities are subject to regulatory approvals not required for transfers of other types of commercial operations, which may affect our ability to successfully transition a property.
If any lease expires or is terminated, then we could be responsible for all of the operating expenses for that property until it is leased again or sold. If a significant number of our properties are unleased, then our operating expenses could increase significantly. Any significant increase in our operating costs may have a material adverse effect on our business, financial condition and results of operations, and our ability to pay dividends to our shareholders.

Although each of our lease agreements typically provides us with or will provide us with, the right to terminate, evict an operator, foreclose on our collateral, demand immediate payment and exercise other remedies upon the bankruptcy or insolvency of an operator, the U.S. federal Bankruptcy Code (the “Bankruptcy Code”) would limit or, at a minimum, delay our ability to collect unpaid pre-bankruptcy rents and to pursue other remedies against a bankrupt operator. A bankruptcy filing by one of our lessee operators would typically prevent us from collecting unpaid pre-bankruptcy rents or evicting the operator absent approval of the bankruptcy court. The Bankruptcy Code provides a lessee with the option to assume or reject an unexpired lease within certain specified periods of time. Generally, a lessee is required to pay all rent that becomes payable between the date of its bankruptcy filing and the date of the assumption or rejection of the lease (although such payments will likely be delayed as a result of the bankruptcy filing). Any lessee operator that chooses to assume its lease with us must cure all monetary defaults existing under the lease (including payment of unpaid pre-bankruptcy rents) and provide adequate assurance of its ability to perform its future obligations under the lease. Any lessee operator that opts to reject its lease with us would face a claim by us for unpaid and future rents payable under the lease, but such claim would be subject to a statutory “cap” and would generally result in a recovery substantially less than the face value of such claim. Although the operator’s rejection of the lease would permit us to recover possession of the leased facility, we would likely face losses, costs and delays associated with re-leasing the facility to a new operator.
Several other factors could impact our rights under leases with bankrupt operators. First, the operator could seek to assign its lease with us to a third party. The Bankruptcy Code generally disregards anti-assignment provisions in leases to permit the assignment of unexpired leases to third parties (provided all monetary defaults under the lease are cured and the third party can demonstrate its ability to perform its obligations under the lease). Second, in instances in which we have entered into a master lease agreement with an operator that operates more than one facility, the bankruptcy court could determine that the master lease was comprised of separate, divisible leases (each of which could be separately assumed or rejected), rather than a single, integrated lease (which would have to be assumed or rejected in its entirety). Finally, the bankruptcy court could recharacterize our lease agreement as a disguised financing arrangement, which could require us to receive bankruptcy court approval to foreclose or pursue other remedies with respect to the facility.
Failure by our operators to comply with various local, state and federal government regulations may adversely impact their ability to make lease payments to us.
Healthcare operators are subject to numerous federal, state and local laws and regulations, including those described below, that are subject to frequent and substantial changes (sometimes applied retroactively) resulting from new legislation, adoption of rules and regulations, and administrative and judicial interpretations of existing law. Although we cannot accurately predict the ultimate timing or effect of these changes, such changes could have a material effect on our operators’ costs of doing business and on the amount of reimbursement by both government and other third-party payors. The failure of any of our operators to comply with these laws, requirements and regulations could adversely affect its ability to meet its obligations to us.

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Healthcare Reform. The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “Healthcare Reform Law”), which were signed into law in March 2010, represent the most comprehensive change to healthcare benefits since the inception of the Medicare program in 1965 and affect reimbursement for governmental programs, private insurance and employee welfare benefit plans in various ways. Among other things, the Healthcare Reform Law expands Medicaid eligibility, requires most individuals to have health insurance, establishes new regulations for health plans, creates health insurance exchanges, and modifies certain payment systems to encourage more cost-effective care and a reduction of inefficiencies and waste, including through new tools to address fraud and abuse. We cannot accurately predict the impact of the Healthcare Reform Law on our operators or their ability to meet their obligations to us.

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Reimbursement; Medicare and Medicaid. A significant portion of the revenue of the healthcare operators to which we lease, or will lease, properties is, or will be, derived from governmentally-funded reimbursement programs, primarily Medicare and Medicaid. Failure to maintain certification in these programs would result in a loss of funding from such programs and could negatively impact an operator’s ability to meet its obligations to us.

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Quality of Care Initiatives. The Center for Medicare and Medicaid Services (“CMS”) has implemented a number of initiatives focused on the quality of care provided by nursing homes that could affect our operators. Any unsatisfactory rating of our operators under any rating system promulgated by the CMS could result in the loss of residents or lower reimbursement rates, which could adversely impact their revenues and our business.

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Licensing and Certification. Healthcare operators are subject to various federal, state and local licensing and certification laws and regulations, including laws and regulations under Medicare and Medicaid requiring operators to comply with extensive standards governing operations. Governmental agencies administering these laws and regulations regularly inspect facilities and investigate complaints. Failure to obtain any required licensure or certification, the loss or suspension of any required licensure or certification, or any violations or deficiencies with respect to relevant operating standards may require a facility to cease operations or result in ineligibility for reimbursement until the necessary licenses or certifications are obtained or reinstated or until any such violations or deficiencies are cured. In such event, our revenues from these facilities could be reduced or eliminated for an extended period of time or permanently.

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Fraud and Abuse Laws and Regulations. There are various federal and state civil and criminal laws and regulations governing a wide array of healthcare provider referrals, relationships and arrangements, including laws and regulations prohibiting fraud by healthcare providers. Many of these complex laws raise issues that have not been clearly interpreted by the relevant governmental authorities and courts. In addition, federal and state governments are devoting increasing attention and resources to anti-fraud initiatives against healthcare providers. The violation of any of these laws or regulations by any of our operators may result in the imposition of fines or other penalties, including exclusion from Medicare, Medicaid and all other federal and state healthcare programs. Such fines or penalties could jeopardize an operator’s ability to make lease payments to us or to continue operating its facility,

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Privacy Laws. Healthcare operators are subject to federal, state and local laws and regulations designed to protect the privacy and security of patient health information. These laws and regulations require operators to expend the requisite resources to protect and secure patient health information, including the funding of costs associated with technology upgrades. Operators found in violation of these laws may face large penalties. In addition, compliance with an operator’s notification requirements in the event of a breach of unsecured protected health information could cause reputational harm to an operator’s business. Such penalties and damaged reputation could adversely affect an operator’s ability to meet its obligations to us.

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Other Laws. Other federal, state and local laws and regulations affect how operators conduct their business. We cannot accurately predict the effect that the costs of complying with these laws may have on the revenues of our operators and, thus, their ability to meet their obligations to us.

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Legislative and Regulatory Developments. Each year, legislative and regulatory proposals are introduced at the federal, state and local levels that, if adopted, would result in major changes to the healthcare system in addition to those described herein. We cannot accurately predict whether any proposals will be adopted and, if adopted, what effect (if any) these proposals would have on our operators or our business.

The impact of healthcare reform legislation on us and our operators cannot be accurately predicted.
Several provisions of the Healthcare Reform Law affect Medicare payments to skilled nursing facilities, including provisions changing Medicare payment methodology and implementing value-based purchasing and payment bundling. Although we cannot accurately predict how all of these provisions may be implemented, or the effect any such implementation would have on our operators or our business, the Healthcare Reform Law could result in decreases in payments to our operators, increase our operators’ costs or otherwise adversely affect the financial condition of our operators, thereby negatively impacting their ability to meet their obligations to us.
The Healthcare Reform Law also requires skilled nursing facilities to have a compliance and ethics program that is effective in preventing and detecting criminal, civil and administrative violations and in promoting quality of care. If our operators fall short in their compliance and ethics programs and quality assurance and performance improvement programs, then their reputations and ability to attract residents could be adversely affected.
Other legislative changes have been proposed and adopted since the Healthcare Reform Law was enacted that also may impact our business. For instance, on April 1, 2014, the President signed the Protecting Access to Medicare Act of 2014, which, among other things, requires CMS to measure, track, and publish readmission rates of skilled nursing facilities by 2017 and implement a value-based purchasing program for skilled nursing facilities (the “SNF VBP Program”) by October 1, 2018. The SNF VBP Program will increase Medicare reimbursement rates for skilled nursing facilities that achieve certain levels of quality performance measures to be developed by CMS, relative to other facilities. The value-based payments authorized by the SNF VBP Program will be funded by reducing Medicare payment for all skilled nursing facilities by 2% and redistributing up to 70% of those funds to high-performing skilled nursing facilities. If Medicare reimbursement provided to our tenants is reduced under the SNF VBP Program, that reduction may have an adverse impact on the ability of our tenants to meet their obligations to us.
Our operators depend on reimbursement from governmental and other third-party payors, and reimbursement rates from such payors may be reduced.
Changes in the reimbursement rate or methods of payment from third-party payors, including the Medicare and Medicaid programs, or the implementation of other measures to reduce reimbursements for services provided by our operators could result in a substantial reduction in the revenues and operating margins of our operators. Significant limits on the scopes of services reimbursed and on reimbursement rates could have a material adverse effect on the results of operations and financial condition of our operators, which could cause their revenues to decline and could negatively impact their ability to meet their obligations to us.

Additionally, net revenue realizable under third-party payor agreements can change after examination and retroactive adjustment by payors during the claims settlement processes or as a result of post-payment audits. Payors may disallow requests for reimbursement based on determinations that certain costs are not reimbursable or reasonable, additional documentation is necessary or certain services were not covered or were not medically necessary. New legislative and regulatory proposals could impose further limitations on government and private payments to healthcare providers. In some cases, states have enacted or are considering enacting measures designed to reduce Medicaid expenditures and to make changes to private healthcare insurance. No assurance is given that adequate third-party payor reimbursement levels will continue to be available for the services provided by our operators.
Government budget deficits could lead to a reduction in Medicare and Medicaid reimbursement.
Many states are focusing on the reduction of expenditures under their Medicaid programs, which may result in a reduction in reimbursement rates for our operators. These potential reductions could be compounded by the potential for federal cost-cutting efforts that could lead to reductions in reimbursement to our operators under both the Medicare and Medicaid programs. Reductions in Medicare and Medicaid reimbursement to our operators could reduce the cash flow of our operators and their ability to make rent payments to us. The need to control Medicaid expenditures may be exacerbated by the potential for increased enrollment in Medicaid due to unemployment and declines in family incomes. Because the Healthcare Reform Law allows states to increase the number of people who are eligible for Medicaid and simplifies enrollment in this program, Medicaid enrollment may significantly increase in the future. Since our operators’ profit margins with respect to Medicaid patients are generally relatively low, more than modest reductions in Medicaid reimbursement and an increase in the number of Medicaid patients could place some operators in financial distress, which, in turn, could adversely affect us. If funding for Medicare or Medicaid is reduced, then it could have a material adverse effect on our operators’ results of operations and financial condition, which could adversely affect their ability to meet their obligations to us.
We may be unable to find a replacement operator for one or more of our leased properties.
From time to time, we may need to find a replacement operator for one or more of our leased properties for a variety of reasons, including upon the expiration of the lease term or the occurrence of an operator default. During any period in which we are attempting to locate one or more replacement operators, there could be a decrease or cessation of rental payments on the applicable property or properties. No assurance is given that any of our current or future operators will elect to renew its leases with us upon expiration of the terms thereof. Similarly, no assurance is given that we will be able to locate a suitable replacement operator or, if we are successful in locating a replacement operator, that the rental payments from the new operator would not be significantly less than the existing rental payments. Our ability to locate a suitable replacement operator may be significantly delayed or limited by various state licensing, receivership, certificate of need or other laws, as well as by Medicare and Medicaid change-of-ownership rules. We also may incur substantial additional expenses in connection with any such licensing, receivership or change-of-ownership proceedings. Any such delays, limitations and expenses could materially delay or impact our ability to collect rent, obtain possession of leased properties or otherwise exercise remedies for default.
A prolonged economic slowdown could adversely impact our operating income and earnings, as well as the results of operations of our operators, which could impair their ability to meet their obligations to us.
We believe the risks associated with our investments will be more acute during periods of economic slowdown or recession (such as the recent recession) due to the adverse impact caused by various factors, including inflation, deflation, increased unemployment, volatile energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market, a distressed real estate market, market volatility and weakened business and consumer confidence. This difficult operating environment caused by an economic slowdown or recession could have an adverse impact on the ability of our operators to maintain occupancy rates, which could harm their financial condition. Any sustained period of increased payment delinquencies, foreclosures or losses by our operators under our leases could adversely affect our income from investments in our portfolio.
Certain third parties may not be able to satisfy their obligations to us or our operators due to uncertainty in the capital markets.
Interest rate fluctuations, financial market volatility or credit market disruptions could limit the ability of our operators to obtain credit to finance their businesses on acceptable terms, which could adversely affect their ability to satisfy their obligations to us. Similarly, if any of our other counterparties, such as banking institutions, title companies and escrow agents, experiences difficulty in accessing capital or other sources of funds or fails to remain viable, it could have an adverse effect on our business.
Our operators may be subject to significant legal actions that could result in their increased operating costs and substantial uninsured liabilities, which may affect their ability to meet their obligations to us.
As is typical in the long-term healthcare industry, our operators may be subject to claims for damages relating to the services that they provide. We give no assurance that the insurance coverage maintained by our operators will cover all claims made against them or continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages may not, in certain cases, be available to operators due to state law prohibitions or limitations of availability. As a result, our operators doing business in these states may be liable for punitive damage awards that are either not covered by their insurance or are in excess of their insurance policy limits.
We also believe that there has been, and will continue to be, an increase in governmental investigations of long-term care providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Insurance is not available to our operators to cover such losses. Any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on an operator’s financial condition. If an operator is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if an operator is required to pay uninsured punitive damages, or if an operator is subject to an uninsurable government enforcement action, then such operator could be exposed to substantial additional liabilities. Such liabilities could adversely affect an operator’s ability to meet its obligations to us.
In addition, we may, in some circumstances, be named as a defendant in litigation involving the services provided by our operators. Although we generally have no involvement in the services provided by our operators, and our standard lease agreements generally require (or will require) our operators to indemnify us and carry insurance to cover us in certain cases, a significant judgment against us in such litigation could exceed our and our operators’ insurance coverage, which would require us to make payments to cover any such judgment.

Increased competition, as well as increased operating costs, could result in lower revenues for some of our operators and may affect their ability to meet their obligations to us.
The long-term healthcare industry is highly competitive, and we expect that it will become more competitive in the future. Our operators are competing with numerous other companies providing similar healthcare services or alternatives such as home health agencies, life care at home, community-based service programs, retirement communities and convalescent centers. Our operators compete on a number of different levels, including the quality of care provided, reputation, the physical appearance of a facility, price, the range of services offered, family preference, alternatives for healthcare delivery, the supply of competing properties, physicians, staff, referral sources, location and the size and demographics of the population in the surrounding areas. We cannot be certain that the operators of all of our facilities will be able to achieve occupancy and rate levels that will enable them to meet all of their obligations to us. Our operators may encounter increased competition in the future that could limit their ability to attract residents or expand their businesses and, therefore, affect their ability to make their lease payments.
In addition, the market for qualified nurses, healthcare professionals and other key personnel is highly competitive, and our operators may experience difficulties in attracting and retaining qualified personnel. Increases in labor costs due to higher wages and greater benefits required to attract and retain qualified healthcare personnel incurred by our operators could affect their ability to meet their obligations to us. This situation could be particularly acute in certain states that have enacted legislation establishing minimum staffing requirements.
The geographic concentration of some of our facilities could leave us vulnerable to an economic downturn, regulatory changes in those areas.
Our properties are located in different states, with concentrations in Arkansas, Georgia, and Ohio. As a result of this concentration, the conditions of local economies and real estate markets, changes in governmental rules, regulations and reimbursement rates or criteria, changes in demographics, state funding, acts of nature and other factors that may result in a decrease in demand and reimbursement for skilled nursing services in these states could have a disproportionately adverse effect on our tenants’ revenue, costs and results of operations, which may affect their ability to meet their obligations to us.
Our facilities are subject to the risks associated with acts of nature.
Our facilities are susceptible to natural disasters such as hurricanes, tornadoes, fires and flooding. These acts of nature may cause disruption to our tenants, their employees and our facilities, which could have an adverse impact on our tenants’ patients and businesses. In order to provide care for their patients, our tenants are dependent on consistent and reliable delivery of food, pharmaceuticals, utilities and other goods to our facilities and on the availability of employees to provide services at the facilities. If the delivery of goods or the ability of employees to reach our facilities were interrupted in any material respect due to a natural disaster or other reasons, it would have a significant impact on our facilities and our tenants’ businesses at those facilities. Furthermore, the impact, or impending threat, of a natural disaster may require that our tenants evacuate one or more facilities, which would be costly and would involve risks, including potentially fatal risks, for their patients. The impact of disasters and similar events is inherently uncertain. Such events could harm our tenants’ patients and employees, severely damage or destroy one or more of our facilities, harm our tenants’ businesses, reputation and financial performance, or otherwise cause our tenants’ businesses to suffer in ways that we currently cannot accurately predict.

PROPOSAL 1:
APPROVAL OF THE ADDITIONAL LEASING TRANSACTIONS
Background of the Decision to Transition the Company to a Facilities Holding Company
Since our inception in 1991, we have owned, operated and managed long-term care facilities and retirement communities and have sought to provide high quality healthcare services to patients and residents, including skilled nursing and assisted living services, social services, various therapy services, and other rehabilitative and healthcare services for both long-term residents and short-stay patients. Over the years, we have evolved into a long-term care provider with a portfolio of 38 healthcare properties, primarily skilled nursing facilities. Our current portfolio of properties has been shaped through a series of transactions beginning in 2010 in which we have acquired or leased healthcare properties which we believed to be of high quality but undervalued and which we believed we could operate more efficiently and effectively by increasing occupancy rates and optimizing the mix of patients and residents within each facility.
While we have been able to achieve certain of our objectives under our owner/operator business model, we have also experienced persistently high general and administrative expenses and significant variability in revenue, profit and cash flow. In addition, we also have faced various challenges which have adversely affected our operating and financial results, including the restatement of our quarterly financial statements for the quarters ended March 31, June 30 and September 30, 2012, the related special investigation by the Audit Committee of the Board, and the delayed filing of our financial statements for the year ended December 31, 2012 and the quarter ended March 31, 2013.
During the second half of 2013, it became clear to the Board that we could not reasonably expect to achieve our stated operational and financial goals within the context of our owner/operator business model. During this time, the Board began to discuss and explore various strategic alternatives to maximize shareholder value.
At a meeting of the Board in November 2013, representatives of SunTrust Robinson Humphrey made a presentation to the Board which included an overview of several strategic alternatives that the Company might consider, including continuing to own and operate healthcare properties, a sale of the Company, a sale‑leaseback of the Company’s real estate and a spinoff of the Company’s real estate into a publicly‑traded real estate investment trust (a “REIT”).
After listening to and evaluating the SunTrust Robinson Humphrey presentation and considering all other relevant factors concerning the Company and its prospects, the Board concluded that, in order to enhance shareholder value, it would be in the best interests of the Company and the Company’s shareholders to pursue a sale of the Company and that the Company should engage SunTrust Robinson Humphrey to serve as its financial advisor in connection therewith.
At a meeting of the Board held in mid-December 2013, representatives of SunTrust Robinson Humphrey provided the Board with a strategic overview of the sales process. A representative of Rogers & Hardin LLP, the Company’s outside counsel, attended this meeting and reviewed with the Board its fiduciary duties in connection with a potential sale of the Company. Following the meeting, management prepared, with the assistance of SunTrust Robinson Humphrey, marketing materials containing certain financial and operating information of the Company not otherwise included in its public filings.
During the first half of 2014, with input from management and the Board, SunTrust Robinson Humphrey contacted prospective acquirers regarding a potential sale of the Company, including operators of healthcare properties and REITS and, where appropriate, made introductions to the Company under non-disclosure agreements to protect the Company’s interests. The prospective acquirers who executed non-disclosure agreements subsequently received the Company’s marketing materials.
During this time, management made in-person presentations to several of the prospective acquirers. After each of these presentations, management and SunTrust Robinson Humphrey held one or more follow-up telephone conferences or met with the prospective acquirers. Although certain prospective acquirers expressed an interest in possibly acquiring our real estate, they expressed little or no interest in acquiring (and placed minimal value on) our operations.
At meetings held on February 12, 2014, March 20, 2014 and May 7, 2014, management and SunTrust Robinson Humphrey updated the Board regarding the status of the sales process, as a result of which it became clear to the Board that none of the prospective acquirers would fairly value our operations or our real estate or otherwise provide meaningful value to our shareholders. Accordingly, the Board determined that a sale of the Company would not be in the best interests of the Company or its shareholders.
During May and June 2014, at the direction of the Board and with analytical support from SunTrust Robinson Humphrey, a working group consisting of David A. Tenwick, the Company’s Chairman of the Board and Interim Chief Executive Officer, Christopher F. Brogdon, the Company’s Vice Chairman of the Board, Michael J. Fox, an independent member of the Board, Ronald W. Fleming, the Company’s Chief Financial Officer, and Brent Morrison, an independent Board observer, reviewed our owner/operator business model and considered alternatives to enhance shareholder value.
During its review, the working group focused on certain value‑depressing aspects of our owner/operator business model, including high, recurring general and administrative expenses and the significant variability in revenue, income and cash flow. Furthermore, the working group recognized that our owner/operator business model faced substantial execution risk and reduced the possibility of a sale of the Company because it required REITs to seek out operators to manage the Company’s properties. In light of these challenges, the working group began to analyze, in detail, the possibility of transitioning the Company’s business from owning and operating healthcare properties to owning and leasing such properties, effectively creating a facilities holding company.
Throughout June 2014, the working group further reviewed the possibility of transitioning the Company’s business to owning and leasing healthcare properties. During this time, the working group discussed possible leasing and subleasing transactions, third-party approvals and other actions necessary to effectuate the transition to a facilities holding company; developed a plan to support the new business model by reducing our financial leverage over time; prepared and considered projections and pro form financial information giving effect to the Transition; and prepared and considered other relevant financial and tax information, including the extent to which our net operating losses would be available to offset future tax liabilities under the new business model. Based on the foregoing, the working group believed that the Company, operating as a facilities holding company with reduced financial leverage, could be in a position to begin paying cash dividends to the common shareholders.
At a meeting held on July 10, 2014, the Board, with the assistance of representatives from Rogers & Hardin LLP and SunTrust Robinson Humphrey, once again reviewed the process the Board had undertaken in connection with its review of the Company’s strategic alternatives, including the process undertaken to sell the Company. The Board also again reviewed and discussed the proposal to transition the Company to a facilities holding company, the plan to reduce our financial leverage over time and the related financial analyses. The Board weighed the proposal to transition the Company to a facilities holding company against the potential for a sale of the Company and other strategic alternatives. Based on these considerations and the other factors described under “-Reasons for the Transition to a Facilities Holding Company,” the Board unanimously determined to approve the proposal to transition the Company to a facilities holding company and to submit to the common shareholders for their approval the Additional Leasing Transactions. See “-Shareholder Approval” and “-Vote Required; Recommendation of the Board of Directors.”
On July 23, 2014, the Company issued a press release announcing the strategic plan to transition the Company to a facilities holding company, and the Company held a conference call to discuss the plan on July 24, 2014.
After the Board’s approval of the Transition, we began discussions with certain regional third-party operators to lease or sublease, as applicable, 15 of our skilled nursing and two of our assisted living facilities located in Ohio, Oklahoma and Arkansas. In addition, certain regional third-party operators in other markets, including Alabama, Georgia and South Carolina, have contacted us to discuss leasing or subleasing, as applicable, our facilities in these regions.
Reasons for the Transition to a Facilities Holding Company
The Board has unanimously determined that the Transition is in the best interests of the Company and the Company’s shareholders and recommends that the common shareholders vote “FOR” the Additional Leasing Transactions.
In arriving in its determination that the Transition is in the best interests of the Company and the Company’s shareholders and is the preferred strategic alternative for the Company, the Board carefully considered the elements of the Transition, as well as other available strategic alternatives. As part of its evaluation process, the Board considered the risks and timing of each alternative available to the Company, as well as the working group’s financial analyses, pro forma financial information and projections, and consulted with management and our advisors. In approving the Transition, the Board considered the factors set forth above as well as the following factors:

•
the Board’s belief that persistently high general and administrative expenses and the significant variability in revenue, income and cash flow associated with owning and operating healthcare properties, among other things, have prevented us from achieving our stated financial and operating goals and realizing meaningful value for our shareholders;

•
the Board’s belief that transitioning the Company to a facilities holding company by leasing its currently-owned healthcare properties, and subleasing its currently-leased healthcare properties, to third-party operators will mitigate the risk to us of operational underperformance of such properties;

•
the Board’s belief that transitioning the Company to a facilities holding company and reducing our financial leverage over time by repaying, or renegotiating or refinancing, as applicable, certain of our indebtedness, should (i) significantly reduce general and administrative expenses, (ii) generate more predictable revenues and income streams, (iii) maximize the value of our real estate, and (iv) enable us to begin paying cash dividends to the common shareholders in the first quarter of 2015;

•	the Board’s belief that the Transition, if implemented successfully, is expected to reduce our overall carrying costs and increase future cash flow;

•	the Board’s belief that the Transition, if implemented successfully, is expected to enable us to generate the capital necessary to increase and diversify our property portfolio through acquisitions;

•
the fact that healthcare companies are subject to unique regulatory, litigation and reimbursement risks, whereas real estate companies are primarily subject to simple premises liability risks and credit risks associated with their tenants (particularly under a triple net lease arrangement);

•	the fact that, due to the unique risks that they face, healthcare companies generally have a higher cost of capital, and generally trade at a lower earnings multiple, than real estate companies;

•
the fact that the Board has conducted a comprehensive evaluation to identify strategic alternatives to enhance shareholder value, including continuing to own and operate healthcare properties, a sale of the Company, a sale-leaseback of the Company’s real estate, and a spinoff of the Company’s real estate into a publicly traded REIT, and has identified no other strategic alternative that, in the Board’s considered judgment, would provide greater value to the common shareholders than would the successful implementation of the Transition;

•	the fact that the Company has approximately $24.8 million in net operating losses which are expected to be available to offset future taxable income;

•
the Board’s belief that the Transition should allow management, regulators, market analysts and investors to evaluate the Company as a stand-alone real estate company using appropriate industry metrics, which should appeal to a new group of potential investors; and

•	the Board’s belief that we will be more attractive to prospective acquirers as a facilities holding company.
The Board also considered negative factors in arriving at its determination that the Transition is in our best interests and the best interests of our shareholders, including, among others:

•	the uncertainty of finding suitable and creditworthy third-party operators to operate the healthcare properties we currently own or lease;

•	the uncertainty of being able to lease the healthcare properties we currently own, or sublease the properties we currently operate, on terms acceptable to us, or at all;

•
the uncertainty of obtaining, or obtaining in a timely fashion, the approval of our lenders and appropriate governmental entities which are required in connection with leasing certain of our currently-owned healthcare properties and subleasing certain of our currently-leased healthcare properties;

•
the uncertainty of obtaining, or obtaining in a timely fashion, the approval of the lessors of our currently-leased healthcare properties which are required in connection with subleasing such properties;

•	the uncertainty of being able to refinance and renegotiate our indebtedness on terms acceptable to us, if at all;

•	the uncertainty of the timing and amount of any cash dividends that may be paid to the common shareholders; and

•
the possibility that transitioning the Company to a facilities holding company and reducing our financial leverage over time will not permit us to return value to the common shareholders in excess of the value that such shareholders could have received if we pursued any other strategic alternative, including if we continued to own and operate healthcare properties.

The Board also considered the other factors described in this proxy statement under “Risk Factors” and the other factors described in our Annual Report on Form 10-K for the year ended December 31, 2013 under “Risk Factors” in deciding to unanimously approve the Transition and recommend that the common shareholders approve the Additional Leasing Transactions. See “Incorporation of Certain Information by Reference.”
This description of the factors considered by the Board is not intended to be exhaustive but includes the material factors that the Board considered. In view of the variety of factors considered in connection with its evaluation of the Transition, the Board did not find it practical, and did not quantify or otherwise attempt, to assign relative weight to the specific factors considered in reaching its conclusions. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above. In considering the factors described above, individual members of the Board may have given different weight to different factors.
The Transition to a Facilities Holding Company
Elements of the Transition. We intend to effect the Transition through a series of leasing and subleasing transactions. Specifically, in order to transition the Company from an owner and operator of healthcare properties to an owner and lessor of healthcare properties, we are seeking to:

•
lease to third-party operators the healthcare properties which we currently own and operate, consisting of 23 skilled nursing facilities with a total of 2,458 operational beds and two assisted living facilities with a total of 112 operational units;

•	sublease to third-party operators the healthcare properties which we do not own but currently lease and operate, consisting of nine skilled nursing facilities with a total of 1,090 operational beds;

•	terminate one of the management agreements under which we manage, but do not own or lease, a skilled nursing facility for a third party with a total of 261 operational beds; and

•
continue in effect the one remaining management agreement to manage two skilled nursing facilities with a total of 249 operational beds and one independent living facility with a total of 83 operational units (the “Continuing Management Agreements”).

The Board has determined not to terminate the Continuing Management Agreements in connection with the Transition because such agreements have historically been profitable for us.
In connection with the Transition, we intend to reduce our financial leverage over time and adjust our capital structure by:

•
repaying our corporate level indebtedness prior to maturity under certain of our credit facilities permitting early repayment, including our lines of credit secured by our accounts receivable, using cash flow generated from our operations as a facilities holding company;

•	renegotiating and restructuring our corporate level indebtedness under other credit facilities to reduce our cost of capital; and

•	refinancing our facility level mortgage debt with lower-cost financing guaranteed by HUD.
Lease and Sublease Terms. We are seeking to lease our currently-owned healthcare properties, and sublease our currently-leased healthcare properties, on a triple net basis, meaning that the lessee (i.e., the new third-party operator of the property) will be obligated under the lease or sublease, as applicable, for all liabilities of the property in respect to insurance, taxes and facility maintenance, as well as the lease or sublease payments, as applicable. Notwithstanding the foregoing, all terms of the leases and subleases constituting the Additional Leasing Transactions will be determined by the Board in its sole discretion and may differ from those described above. Each lease and sublease will be individually negotiated and may have different terms and provisions than any other lease or sublease. We do not anticipate that any lease or sublease with a third-party operator will be contingent or condition upon, or in any way subject to, any lease or sublease with any other third-party operator.
Third-Party Operators. As of the date of this proxy statement, we have not identified with certainty any third-party operators with whom we will enter into any of the Additional Leasing Transactions. The Board will seek to enter into the Additional Leasing Transactions with third-party operators who: (i) are creditworthy; (ii) are otherwise acceptable to us based upon our diligence review; and (iii) are approved by our lenders, the lessors of our currently-leased healthcare properties, and the appropriate governmental entities, in each case as applicable and to the extent such approval is required by the agreements evidencing our indebtedness, our lease agreements or applicable law, respectively. Notwithstanding the foregoing, the third-party operators who become parties to the Additional Leasing Transactions will be determined by the Board in its sole discretion. See “Risk Factors - Risks Related to the Operators of Our Facilities.”
Anticipated Dividends. We cannot predict with certainty the amount of any dividends which may be paid to the common shareholders in the future. However, assuming the successful implementation of the Transition, and based on information currently available to us, it is our objective to pay a cash dividend on the common stock of $0.05 per share in the first quarter of 2015, which we would hope to increase incrementally during subsequent quarters. The estimated dividends set forth above are estimates only, and actual dividends, if any, could be lower. The estimated dividends are based, among other things, on successful implementation of the Transition by December 31, 2014, approval by certain lenders to the payment of dividends, reduction in financing costs and available cash flow.
The timing and amount of any dividends we may pay in the future is subject to the discretion of the Board and compliance with Georgia law, the terms of any preferred stock the Board may from time to time designate and authorize for issuance, and the terms of the agreements evidencing our indebtedness. We are restricted by Georgia law from paying dividends on the common stock if we are not able to pay our debts as they become due in the normal course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of the shareholders whose preferential rights are superior. In addition, no cash dividends may be declared or paid on the common stock unless full cumulative dividends on our Series A Preferred Stock have been, or contemporaneously are, declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payments, for all past dividend periods. Furthermore, (i) one of our mortgage loans prohibits the payment of dividends on our capital stock if we fail to comply with certain financial covenants or if a default or event of default under the loan agreement has occurred, and (ii) another one of our mortgage loans requires the consent of the lender and the guarantor prior to payment of dividends on our capital stock. We make no assurance that actual dividends will equal the estimated dividends set forth above, or will be paid as frequently as set forth above, or will be paid at all. See “Risk Factors - Risks Related to Us and Our Operations as a Facilities Holding Company - There are no assurances with respect to our ability to pay dividends in the future.”
Timing of Transition. Assuming Proposal 1 is approved, it is our objective to have all our currently-owned healthcare properties leased, and all of our currently-leased healthcare properties subleased, to third-party operators by December 31, 2014.
Interests of Our Directors and Executive Officers in the Additional Leasing Transactions
Members of the Board and our executive officers do not have any interests in the approval of the Additional Leasing Transactions that are different from, or in addition to, the interests of our shareholders generally.
Shareholder Approval
Section 14-2-1201(b) of the GBCC provides that a corporation may, on the terms and conditions and for the consideration determined by the board of directors and without shareholder approval, sell, lease, exchange or otherwise dispose of less than all or substantially all of its property. Section 14-2-1201(b) of the GBCC further provides an irrebuttable presumption that assets shall be deemed to be less than substantially all of a corporation’s property if:

•	the fair value of the assets as of the date of the most recent available financial information does not exceed two-thirds of the fair value of all of the corporation’s assets; and

•	the corporation’s annual revenues for the most recent fiscal year represented or produced by such assets do not exceed two-thirds of the corporation’s total revenues for that period.
It is possible that the leasing and subleasing transactions contemplated by the Transition, in the aggregate, may be deemed to be the lease of all or substantially all of the Company’s property because such transactions, in the aggregate, may involve assets with fair value, or which produced annual revenues, in excess of the Two-Thirds Threshold.
We intend to lease or sublease our healthcare properties, as applicable, without shareholder approval, to the extent that such transactions, taken in the aggregate, constitute Permitted Transactions (i.e., constitute the lease of less than substantially all of our property).
Accordingly, the common shareholders are being asked at the Special Meeting to consider and vote on a proposal to approve the Additional Leasing Transactions because such transactions (together with the Permitted Transactions) could involve assets of the Company which exceed the Two-Thirds Threshold. The common shareholders are being asked to approve the Additional Leasing Transactions on such terms and conditions, and for such consideration, as the Board may subsequently determine in its sole discretion.
Authority of the Board of Directors and Executive Officers
The approval of Proposal 1 by the common shareholders will authorize the Board, without further shareholder action, to:

•	subsequently fix the terms and conditions of the Additional Leasing Transactions in its sole discretion; and

•
do or perform, or to cause our officers to do and perform, any and all acts and to make, execute, deliver or adopt any and all agreements, certificates and other documents that the Board deems necessary, appropriate or desirable, in its sole discretion, to implement the Additional Leasing Transactions.

If Our Shareholders Do Not Approve Proposal 1
If the common shareholders do not approve Proposal 1, then we:

•
will proceed with leasing the healthcare properties we currently own and operate, and subleasing the healthcare properties we currently lease and operate, to third-party operators to the extent that all such leases and subleases, in the aggregate, constitute Permitted Transactions (i.e., constitute the lease of less than substantially all of our property); and

•	will not enter into any of the Additional Leasing Transactions.
Furthermore, the Board will explore once again what, if any, other strategic alternatives are available to enhance shareholder value.
Regulatory Approvals
The Transition will require obtaining such authorizations, consents, and approvals, through submission of such applications, notices, and other filings, as may be required by the Health Care Regulatory Agencies (as defined below) and Third Party Payors (as defined below) that grant, issue, or regulate any licenses, permits, accreditations, provider numbers, approvals, qualifications, certifications, certificates of need, and other authorizations relating to or affecting the subject healthcare property, the provision of healthcare services thereon, and the reimbursement of healthcare costs relating thereto (collectively, the “Regulatory Approvals”).  As used in this proxy statement: (i) “Health Care Regulatory Agencies” means all agencies, boards, authorities, bodies, accreditation organizations, and governmental authorities with jurisdiction over the Regulatory Approvals; and (ii) “Third Party Payors” means, as applicable to the subject property, Medicare, Medicaid, Tricare, Veteran’s Administration, and any other governmental, commercial, or private insurer or other organization that maintains a healthcare reimbursement program or policy. The Regulatory Approvals have not yet been obtained and may not be applied for or otherwise sought until the third-party operators have been identified and applicable leases and subleases have been executed.
No Opinion of Financial Advisor
The Board has not received any opinion, report or appraisal of any financial advisor, including SunTrust Robinson Humphrey, or other third party with respect to any aspect of the Transition or the

Additional Leasing Transactions, including with respect to the fairness, from a financial point of view, to the Company’s shareholders of the Transition or the Additional Leasing Transactions or with respect to the relative merits of the Transition or the Additional Leasing Transactions as compared with any alternative business strategy that the Company might pursue. The advisory services provided to the Board by SunTrust Robinson Humphrey as described in this proxy statement do not constitute an opinion or recommendation by SunTrust Robinson Humphrey to the Board or any shareholder of the Company as to how to act or vote with respect to any matter relating to the Transition or the Additional Leasing Transactions.
Accounting Treatment
        The Company will account for the Transition in accordance with accounting principles generally accepted in the United States and in accordance with the guidance within Financial Accounting Standard Board's Accounting Standards Codification (“ASC”) Topic 420-Exit or Disposal Cost Obligations and ASC Topic 712, Compensation-Nonretirement Postemployment Benefits related to employee termination and retention costs, ASC Topic 810-Consolidation, related to applying variable interest entities guidance to common control leasing arrangements, and ASC Topic 840-Leases, related to lessor accounting for operating leases.
Vote Required; Recommendation of the Board of Directors
Approval of the Additional Leasing Transactions requires that the holders of at least a majority of the shares of common stock outstanding as of the record date vote “FOR” Proposal 1. Any shares of common stock that are not voted (whether by abstention or otherwise) will have the effect of a vote against Proposal 1. Unless otherwise instructed, the proxy holders will vote the proxies held by them “FOR” Proposal 1.

The Board recommends that the common shareholders vote “FOR” the Additional Leasing Transactions.

PROPOSAL 2:
APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING
TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF PROPOSAL 1
General
If there are not sufficient votes at the time of the Special Meeting to approve Proposal 1, then management may propose to adjourn the Special Meeting to a later date or dates in order to permit the solicitation of additional proxies in favor of Proposal 1. Under Georgia law, the holders of a majority of voting shares present in person or represented by valid proxy at a meeting (whether or not a quorum is present) may adjourn such meeting. Furthermore, upon an adjournment, no notice of an adjournment need be given to shareholders if the time and place and means by which shareholders can be present and vote at the adjourned meeting are fixed and announced at the Special Meeting, and no new record date is fixed for the adjourned meeting unless the directors decide to fix a new record date.
In order to permit proxies that have been received by us at the time of the Special Meeting to be voted for an adjournment of the Special Meeting to solicit additional votes in favor of Proposal 1, if necessary, we are submitting Proposal 2 to you as a separate matter for your consideration.
In Proposal 2, we are asking you to grant discretionary authority to the proxy holders, and authorize them, to vote in favor of adjourning the Special Meeting, and any later adjournments, in order to solicit additional proxies in favor of Proposal 1, if necessary. If Proposal 2 is approved, then we could adjourn the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of Proposal 1, including the solicitation of proxies from the shareholders that have previously voted against Proposal 1. As a result, even if proxies representing a sufficient number of votes against Proposal 1 have been received, we could adjourn the Special Meeting without a vote on Proposal 1 and seek to convince the holders of those shares of common stock to change their votes to vote in favor of Proposal 1.
The Board believes that if the number of shares of common stock present in person or represented by proxy at the Special Meeting and voting in favor of Proposal 1 is not sufficient to approve Proposal 1, then it is in the best interests of the Company’s shareholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve Proposal 1.
Vote Required; Recommendation of the Board of Directors
Authorization of the proxy holders to vote in favor of adjourning the Special Meeting to solicit additional proxies in favor of Proposal 1, if necessary, requires that the votes cast in favor of Proposal 2 exceed the votes cast against Proposal 2. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote. Unless otherwise instructed, the proxy holders will vote the proxies held by them “FOR” the approval of the adjournment of the Special Meeting in order to solicit additional proxies in favor of Proposal 1, if necessary.

The Board recommends that the common shareholders vote “FOR” the adjournment of the Special Meeting in order to solicit additional proxies in favor of Proposal 1, if necessary.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The following unaudited pro forma condensed consolidated financial statements have been derived by the application of pro forma adjustments to the Company's historical consolidated financial statements incorporated by reference in this Proxy Statement. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial information is presented for information purposes only and does not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the Permitted Transactions and Additional Leasing Transactions actually occurred on the dates indicated, nor do they purport to project our future consolidated results of operations or consolidated financial position for any future period or as of any future date. All pro forma adjustments are described in the notes to our unaudited pro forma condensed consolidated financial information.
The unaudited pro forma condensed consolidated balance sheet data gives effect to the Transition as if it had occurred on June 30, 2014, December 31, 2013, and December 31, 2012. The unaudited pro forma condensed consolidated statement of operations gives effect to the Transition as if it had been consummated at the beginning of each of the six months ended June 30, 2014, year ended December 31, 2013, and year ended December 31, 2012. The unaudited pro forma condensed consolidated financial information should be read in conjunction with our historical consolidated financial statements and related notes incorporated by reference in this Proxy Statement.
Assumptions underlying the pro forma adjustments include our intent to lease or sublease our healthcare properties, as applicable, without shareholder approval, to the extent that such transactions, taken in the aggregate, constitute the lease of less than substantially all of our property. These leasing and subleasing transactions are referred to as the “Permitted Transactions.” The "Additional Leasing Transactions" require a vote of common shareholders on a proposal to approve because such transactions could involve assets of the Company which exceed the two-thirds threshold.
In connection with the Transition, we intend to reduce our financial leverage over time and adjust our capital structure by repaying our corporate level indebtedness prior to maturity under certain of our credit facilities secured by accounts receivable and permitting early repayment, using cash flow generated from our operations as a facilities holding company; renegotiating and restructuring our corporate level indebtedness under other credit facilities to reduce our cost of capital; and refinancing our facility level mortgage debt with lower-cost financing guaranteed by HUD.

Our historical financial statements described above have been adjusted in the unaudited pro forma condensed consolidated statements of operations to give effect to events that we believe (1) will be directly attributable to the Transition, (2) are factually supportable and (3) will have a continuing impact on us. The unaudited pro forma condensed consolidated statements of operations do not reflect any non-recurring charges directly related to the Transition that may be incurred by us. The Company expects to incur legal, professional, employee severance and employee retention expenses related to the Transition totaling approximately $2.0 million.

ADCARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2014
(Amounts in 000's)

Insert Title Here

		Permitted Transactions				Additional Leasing Transactions
	Unaudited	Pro Forma Adjustments			Pro Forma	Pro Forma Adjustments			Pro Forma
ASSETS		(1),(2),(3)		(4)		(5),(6),(7)		(8)
Current assets:
Cash and cash equivalents	$11,147	$(5,470)	(1),(2),(3)	$2,492	$8,169	$(5,627)	(5),(6),(7)	$1,284	$3,826
Restricted cash and investments	207	—		—	207	—		—	207
Accounts receivable, net of allowance	26,913	(16,883)	(1)	—	10,030	(8,809)	(5)	—	1,221
Prepaid expenses and other	3,622	—		—	3,622	—		—	3,622
Assets of disposal group held for sale	6,818	—		—	6,818	—		—	6,818
Assets of variable interest entity held for sale	5,894	—		—	5,894	—		—	5,894
Total current assets	54,601	(22,353)	(1),(2),(3)	2,492	34,740	(14,436)	(5),(6),(7)	1,284	21,588

Restricted cash and investments	6,988	—		—	6,988	—		—	6,988
Property and equipment, net	137,529	—		—	137,529	—		—	137,529
Intangible assets, net	15,358	—		—	15,358	—		—	15,358
Lease deposits and other assets	1,710	—		—	1,710	—		—	1,710
Total assets	$216,186	$(22,353)	(1),(2),(3)	$2,492	$196,325	$(14,436)	(5),(6),(7)	$1,284	$183,173

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of notes payable and other debt	$44,469	$(1,733)	(1)	$—	$42,736	$(892)	(5)	$—	$41,844
Accounts payable and accrued expenses	33,636	(16,915)	(2),(3)	—	16,721	(11,636)	(6),(7)	—	5,085
Liabilities of disposal group held for sale	5,197	—		—	5,197	—		—	5,197
Liabilities of variable interest entity held for sale	5,953	—		—	5,953	—		—	5,953
Total current liabilities	89,255	(18,648)	(1),(2),(3)	—	70,607	(12,528)	(5),(6),(7)	—	58,079

Notes payable and other debt, net	97,611	(3,705)	(1)	—	93,906	(1,908)	(5)	—	91,998
Other liabilities, including security deposits	2,000	—		2,492	4,492	—		1,284	5,776
Total liabilities	188,866	(22,353)	(1),(2),(3)	2,492	169,005	(14,436)	(5),(6),(7)	1,284	155,853

Preferred Stock	20,392	—		—	20,392	—		—	20,392

Stockholders' equity:
Common stock and additional paid-in capital	55,056	—		—	55,056	—		—	55,056
Accumulated deficit	(46,164)	—		—	(46,164)	—		—	(46,164)
Total stockholders' equity	8,892	—		—	8,892	—		—	8,892

Noncontrolling interest in subsidiaries	(1,964)	—		—	(1,964)	—		—	(1,964)
Total equity	6,928	—		—	6,928	—		—	6,928
Total liabilities and equity	$216,186	$(22,353)	(1),(2),(3)	$2,492	$196,325	$(14,436)	(5),(6),(7)	$1,284	$183,173

(1) - Collection of accounts receivable and repayment of lines of credit related to the Permitted Transactions
(2) - Payment of accounts payable related to the Permitted Transactions
(3) - Reduction of accrued expenses related to the Permitted Transactions
(4) - Lease deposits from tenants related to the Permitted Transactions
(5) - Collection of accounts receivable and repayment of lines of credit for the Additional Leasing Transactions
(6) - Payment of accounts payable related to the Additional Leasing Transactions
(7) - Reduction of accrued expenses related to the Additional Leasing Transactions
(8) - Lease deposits from tenants related to the Additional Leasing Transactions

ADCARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SIX MONTHS ENDED
JUNE 30, 2014
(Amounts in 000's, except per share data)

		Permitted Transactions				Additional Leasing Transactions
	Unaudited	Pro Forma Adjustments			Pro Forma	Pro Forma Adjustments			Pro Forma
		(1),(2),(3),(4)		(5)		(6),(7),(8)		(9)
Revenues:
Patient care revenues	$109,875	$(72,518)	(1)	$—	$37,357	$(37,357)	(6)	$—	$—
Management revenues	786	(358)	(2)	—	428	—		—	428
Rental revenue	—	—		8,600	8,600	—		4,500	13,100
Total revenues	110,661	(72,876)	(1),(2)	8,600	46,385	(37,357)	(6)	4,500	13,528

Expenses:
Cost of services	91,815	(60,598)	(1)	—	31,217	(31,217)	(6)	—	—
General and administrative expenses	8,740	(5,150)	(3)	—	3,590	(2,090)	(7)	—	1,500
Facility rent expense	3,510	—		—	3,510	—		—	3,510
Depreciation and amortization	3,810	—		—	3,810	—		—	3,810
Salary retirement and continuation costs	1,282	—		—	1,282	—		—	1,282
Total expenses	109,157	(65,748)		—	43,409	(33,307)	(6),(7)	—	10,102
Income from Operations	1,504	(7,128)		8,600	2,976	(4,050)	(6),(7)	4,500	3,426

Other Income (Expense):
Interest expense,net	(5,273)	170	(4)	—	(5,103)	87	(8)	—	(5,016)
Loss on extinguishment of debt	(583)	—		—	(583)	—		—	(583)
Other expense	(191)	—		—	(191)	—		—	(191)
Total other expense, net	(6,047)	170	(4)	—	(5,877)	87	(8)	—	(5,790)

Loss from Continuing Operations Before Income Tax	(4,543)	(6,958)	(1),(2),(3),(4)	8,600	(2,901)	(3,963)		4,500	(2,364)
Income tax expense	(8)	—		—	(8)	—		—	(8)
Loss from Continuing Operations	$(4,551)	$ (6,958)	(1),(2),(3),(4)	$8,600	$(2,909)	$(3,963)	(6),(7),(8)	$4,500	$(2,372)

Net Loss per Common Share attributable to AdCare Health Systems, Inc. - Basic:
Continuing Operations	$(0.32)								$(0.19)

Net Loss per Common Share attributable to AdCare Health Systems, Inc. - Diluted:
Continuing Operations	$(0.32)								$(0.19)

Weighted Average Common Shares Outstanding:
Basic	17,220								17,220
Diluted	17,220								17,220

(1) - Eliminate results of operations for the Permitted Transactions
(2) - Eliminate management fee revenue
(3) - Eliminate estimated general and administrative expense related to the Permitted Transactions
(4) - Eliminate interest expense related to lines of credit collateralized by accounts receivable for the Permitted Transactions
(5) - Estimated revenue resulting from the Permitted Transactions
(6) - Eliminate results of operations for the Additional Leasing Transactions
(7) - Eliminate estimated general and administrative expense related to the Additional Leasing Transactions
(8) - Eliminate interest expense related to lines of credit collateralized by accounts receivable for the Additional Leasing Transactions
(9) - Estimated revenue resulting from the Additional Leasing Transactions

ADCARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2013
(Amounts in 000's)

		Permitted Transactions				Additional Leasing Transactions
	Audited	Pro Forma Adjustments			Pro Forma	Pro Forma Adjustments			Pro Forma
ASSETS		(1),(2),(3)		(4)		(5),(6),(7)		(8)
Current assets:
Cash and cash equivalents	$19,374	$(10,375)	(1),(2),(3)	$2,492	$11,491	$(7,663)	(5),(6),(7)	$1,284	$5,112
Restricted cash and investments	3,801	—		—	3,801	—		—	3,801
Accounts receivable, net of allowance	23,598	(14,709)	(1)	—	8,889	(8,024)	(5)	—	865
Prepaid expenses and other	483	—		—	483	—		—	483
Assets of disposal group held for use	5,135	—		—	5,135	—		—	5,135
Assets of disposal group held for sale	400	—		—	400	—		—	400
Assets of variable interest entity held for sale	5,945	—		—	5,945	—		—	5,945
Total current assets	58,736	(25,084)		2,492	36,144	(15,687)	(5),(6),(7)	1,284	21,741

Restricted cash and investments	11,606	—		—	11,606	—		—	11,606
Property and equipment, net	138,233	—		—	138,233	—		—	138,233
Intangible assets, net	16,126	—		—	16,126	—		—	16,126
Lease deposits and other assets	1,727	—		—	1,727	—		—	1,727
Total assets	$226,428	$(25,084)	(1),(2),(3)	$2,492	$203,836	$(15,687)	(5),(6),(7)	$1,284	$189,433

LIABILITIES AND EQUITY
Current Liabilities
Current portion of notes payable and other debt	$26,154	$(1,807)	(1)	$—	$24,347	$(931)	(5)	$—	$23,416
Accounts payable and accrued expenses	37,047	(19,472)	(2),(3)	—	17,575	(12,796)	(6),(7)	—	4,779
Liabilities of variable interest entity held for sale	6,034	—		—	6,034	—		—	6,034
Total current liabilities	69,235	(21,279)		—	47,956	(13,727)	(5),(6),(7)	—	34,229

Notes payable and other debt, net	128,119	(3,805)		—	124,314	(1,960)	(5)	—	122,354
Other liabilities, including security deposits	1,780	—		2,492	4,272	—		1,284	5,556
Total liabilities	199,134	(25,084)		2,492	176,542	(15,687)	(5),(6),(7)	1,284	162,139

Preferred Stock	20,442	—		—	20,442	—		—	20,442
		—			—	—			—
Stockholders' equity:
Common stock and additional paid-in capital	48,370	—		—	48,370	—		—	48,370
Accumulated deficit	(39,884)	—		—	(39,884)	—		—	(39,884)
Total stockholders' equity	8,486	—		—	8,486	—		—	8,486
		—			—	—			—
Noncontrolling interest in subsidiaries	(1,634)	—		—	(1,634)	—		—	(1,634)
Total equity	6,852	—		—	6,852	—		—	6,852
Total liabilities and equity	$226,428	$(25,084)	(1),(2),(3)	$2,492	$203,836	$(15,687)	(5),(6),(7)	$1,284	$189,433

(1) - Collection of accounts receivable and repayment of lines of credit related to the Permitted Transactions
(2) - Payment of accounts payable related to the Permitted Transactions
(3) - Reduction of accrued expenses related to the Permitted Transactions
(4) - Lease deposits from tenants related to the Permitted Transactions
(5) - Collection of accounts receivable and repayment of lines of credit for the Additional Leasing Transactions
(6) - Payment of accounts payable related to the Additional Leasing Transactions
(7) - Reduction of accrued expenses related to the Additional Leasing Transactions
(8) - Lease deposits from tenants related to the Additional Leasing Transactions

ADCARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
YEAR ENDED
DECEMBER 31, 2013
(Amounts in 000's, except per share data)

		Permitted Transactions				Additional Leasing Transactions
	Audited	Pro Forma Adjustments			Pro Forma	Pro Forma Adjustments			Pro Forma
		(1),(2),(3),(4)		(5)		(6),(7),(8)		(9)
Revenues:
Patient care revenues	$220,750	$(145,695)	(1)	$—	$75,055	$(75,055)	(6)	$—	$—
Management revenues	2,097	(1,259)	(2)	—	838	—		—	838
Rental revenue	—	—		17,300	17,300	—		8,900	26,200
Total revenues	222,847	(146,954)	(1),(2)	17,300	93,193	(75,055)	(6)	8,900	27,038
					—
Expenses:					—
Cost of services	185,612	(122,504)	(1)	—	63,108	(63,108)	(6)	—	—
General and administrative expenses	19,032	(11,752)	(3)	—	7,280	(4,280)	(7)	—	3,000
Audit committee investigation expenses	2,386	—		—	2,386	—		—	2,386
Facility rent expense	7,028	—		—	7,028	—		—	7,028
Depreciation and amortization	7,940	—		—	7,940	—		—	7,940
Salary retirement and continuation costs	154	—		—	154	—		—	154
Total expenses	222,152	(134,256)	(1),(2),(3)	—	87,896	(67,388)	(6),(7)	—	20,508
Income from Operations	695	(12,698)	(1),(2),(3)	17,300	5,297	(7,667)	(6),(7)	8,900	6,530

Other Income (Expense):
Interest expense,net	(12,888)	362	(4)	—	(12,526)	186	(8)	—	(12,340)
Acquisition costs, net of gains	(562)	—		—	(562)	—		—	(562)
Derivative gain	3,006	—		—	3,006	—		—	3,006
Loss on extinguishment of debt	(109)	—		—	(109)	—		—	(109)
Loss on impairment	(799)	—		—	(799)	—		—	(799)
Loss on disposal of assets	(10)	—		—	(10)	—		—	(10)
Other expense	(306)	—		—	(306)	—		—	(306)
Total other expense, net	(11,668)	362	(4)	—	(11,306)	186	(8)	—	(11,120)
					—
Loss from Continuing Operations Before Income Tax	(10,973)	(12,336)	(1),(2),(3),(4)	17,300	(6,009)	(7,481)	(6),(7),(8)	8,900	(4,590)
Income tax expense	(142)	—		—	(142)	—		—	(142)
Loss from Continuing Operations	$(11,115)	$(12,336)	(1),(2),(3),(4)	$17,300	$(6,151)	$(7,481)	(6),(7),(8)	$8,900	$(4,732)

Net Loss per Common Share attributable to AdCare Health Systems, Inc. - Basic:
Continuing Operations	$(0.79)								$(0.36)

Net Loss per Common Share attributable to AdCare Health Systems, Inc. - Diluted:
Continuing Operations	$(0.79)								$(0.36)

Weighted Average Common Shares Outstanding:
Basic	15,044								15,044
Diluted	15,044								15,044

(1) - Eliminate results of operations for the Permitted Transactions
(2) - Eliminate management fee revenue
(3) - Eliminate estimated general and administrative expense related to the Permitted Transactions
(4) - Eliminate interest expense related to lines of credit collateralized by accounts receivable for the Permitted Transactions
(5) - Estimated revenue resulting from the Permitted Transactions
(6) - Eliminate results of operations for the Additional Leasing Transactions
(7) - Eliminate estimated general and administrative expense related to the Additional Leasing Transactions
(8) - Eliminate interest expense related to lines of credit collateralized by accounts receivable for the Additional Leasing Transactions
(9) - Estimated revenue resulting from the Additional Leasing Transactions

ADCARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2012
(Amounts in 000's)

		Permitted Transactions				Additional Leasing Transactions
	Audited	Pro Forma Adjustments			Pro Forma	Pro Forma Adjustments			Pro Forma
ASSETS		(1),(2),(3)		(4)		(5),(6),(7)		(8)
Current assets:
Cash and cash equivalents	$15,937	$(8,053)	(1),(2),(3)	$2,266	$10,150	$(5,776)	(5),(6),(7)	$1,510	$5,884
Restricted cash and investments	1,742	—		—	1,742	—		—	1,742
Accounts receivable, net of allowance	26,832	(17,623)	(1)	—	9,209	(9,123)	(5)	—	86
Prepaid expenses and other	489	—		—	489	—		—	489
Assets of disposal group held for use	778	—		—	778	—		—	778
Assets of disposal group held for sale	6,159	—		—	6,159	—		—	6,159
Total current assets	51,937	(25,676)		2,266	28,527	(14,899)	(5),(6),(7)	1,510	15,138

Restricted cash and investments	7,215	—		—	7,215	—		—	7,215
Property and equipment, net	151,007	—		—	151,007	—		—	151,007
Intangible assets, net	19,754	—		—	19,754	—		—	19,754
Lease deposits and other assets	5,331	—		—	5,331	—		—	5,331
Total assets	$235,244	$(25,676)	(1),(2),(3)	$2,266	$211,834	$(14,899)	(5),(6),(7)	$1,510	$198,445

LIABILITIES AND EQUITY
Current Liabilities
Current portion of notes payable and other debt	$19,387	$(989)	(1)	$—	$18,398	$(509)	(5)	$—	$17,889
Accounts payable and accrued expenses	34,028	(19,601)	(2),(3)	—	14,427	(11,770)	(6),(7)	—	2,657
Liabilities of disposal group held for sale	3,662	—		—	3,662	—		—	3,662
Total current liabilities	57,077	(20,590)		—	36,487	(12,279)	(5),(6),(7)	—	24,208

Notes payable and other debt, net	148,827	(5,086)		—	143,741	(2,620)	(5)	—	141,121
Other liabilities, including security deposits	5,128	—		2,266	7,394	—		1,510	8,904
Total liabilities	211,032	(25,676)		2,266	187,622	(14,899)	(5),(6),(7)	1,510	174,233

Preferred Stock	9,159	—		—	9,159	—		—	9,159

Stockholders' equity:
Common stock and additional paid-in capital	41,644	—		—	41,644	—		—	41,644
Accumulated deficit	(25,753)	—		—	(25,753)	—		—	(25,753)
Total stockholders' equity	15,891	—		—	15,891	—		—	15,891

Noncontrolling interest in subsidiaries	(838)	—		—	(838)	—		—	(838)
Total equity	15,053	—		—	15,053	—		—	15,053
Total liabilities and equity	$235,244	$(25,676)	(1),(2),(3)	$2,266	$211,834	$(14,899)	(5),(6),(7)	$1,510	$198,445

(1) - Collection of accounts receivable and repayment of lines of credit related to the Permitted Transactions
(2) - Payment of accounts payable related to the Permitted Transactions
(3) - Reduction of accrued expenses related to the Permitted Transactions
(4) - Lease deposits from tenants related to the Permitted Transactions
(5) - Collection of accounts receivable and repayment of lines of credit for the Additional Leasing Transactions
(6) - Payment of accounts payable related to the Additional Leasing Transactions
(7) - Reduction of accrued expenses related to the Additional Leasing Transactions
(8) - Lease deposits from tenants related to the Additional Leasing Transactions

ADCARE HEALTH SYSTEMS, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
YEAR ENDED
DECEMBER 31, 2012
(Amounts in 000's, except per share data)

		Permitted Transactions				Additional Leasing Transactions
	Audited	Pro Forma Adjustments			Pro Forma	Pro Forma Adjustments			Pro Forma
		(1),(2),(3),(4)		(5)		(6),(7),(8)		(9)
Revenues:
Patient care revenues	$191,921	$(126,668)	(1)	$—	$65,253	$(65,253)	(6)	$—	$—
Management revenues	2,156	(1,356)	(2)	—	800	—		—	800
Rental revenue	—	—		17,300	17,300	—		8,900	26,200
Total revenues	194,077	(128,024)	(1),(2)	17,300	83,353	(65,253)	(6)	8,900	27,000

Expenses:
Cost of services	160,700	(106,062)	(1)	—	54,638	(54,638)	(6)	—	—
General and administrative expenses	17,005	(10,425)	(3)	—	6,580	(3,580)	(7)	—	3,000
Audit committee investigation expenses	—	—		—	—	—		—	—
Facility rent expense	7,068	—		—	7,068	—		—	7,068
Depreciation and amortization	6,538	—		—	6,538	—		—	6,538
Salary retirement and continuation costs	43	—		—	43	—		—	43
Total expenses	191,354	(116,487)	(1),(2),(3)	—	74,867	(58,218)	(6),(7)	—	16,649
Income from Operations	2,723	(11,537)	(1),(2),(3)	17,300	8,486	(7,035)	(6),(7)	8,900	10,351

Other Income (Expense):
Interest expense,net	(12,687)	638	(4)	—	(12,049)	329	(8)	—	(11,720)
Acquisition costs, net of gains	(1,962)	—		—	(1,962)	—		—	(1,962)
Derivative gain	(1,741)	—		—	(1,741)	—		—	(1,741)
Loss on extinguishment of debt	500	—		—	500	—		—	500
Loss on disposal of assets	2	—		—	2	—		—	2
Other expense	(124)	—		—	(124)	—		—	(124)
Total other expense, net	(16,012)	638	(4)	—	(15,374)	329	(8)	—	(15,045)
					—				—
Loss from Continuing Operations Before Income Tax	(13,289)	(10,899)	(1),(2),(3),(4)	17,300	(6,888)	(6,706)	(6),(7),(8)	8,900	(4,694)
Income tax expense	(97)	—		—	(97)	—		—	(97)
Loss from Continuing Operations	$(13,386)	$(10,899)	(1),(2),(3),(4)	$17,300	$(6,985)	$(6,706)	(6),(7),(8)	$8,900	$(4,791)

Net Loss per Common Share attributable to AdCare Health Systems, Inc. - Basic:
Continuing Operations	$(0.92)								$(0.30)

Net Loss per Common Share attributable to AdCare Health Systems, Inc. - Diluted:
Continuing Operations	$(0.92)								$(0.30)

Weighted Average Common Shares Outstanding:
Basic	14,033								14,033
Diluted	14,033								14,033

(1) - Eliminate results of operations for the Permitted Transactions
(2) - Eliminate management fee revenue
(3) - Eliminate estimated general and administrative expense related to the Permitted Transactions
(4) - Eliminate interest expense related to lines of credit collateralized by accounts receivable for the Permitted Transactions
(5) - Estimated revenue resulting from the Permitted Transactions
(6) - Eliminate results of operations for the Additional Leasing Transactions
(7) - Eliminate estimated general and administrative expense related to the Additional Leasing Transactions
(8) - Eliminate interest expense related to lines of credit collateralized by accounts receivable for the Additional Leasing Transactions
(9) - Estimated revenue resulting from the Additional Leasing Transactions

IMPORTANT INFORMATION CONCERNING ADCARE HEALTH SYSTEMS, INC.
Security Ownership of Certain Beneficial Owners, Directors and Management
The following table furnishes information, as of August 13, 2014, as to shares of the common stock beneficially owned by: (i) each person or entity known to us to be the beneficial owner of more than 5% of the common stock, (ii) each of our directors and named executive officers; and (iii) our directors and executive officers as a group. As of August 13, 2014, there were 17,811,540 shares of the common stock outstanding.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned (2)		Percent of Outstanding Common Stock(3)
5% Beneficial Owners (Excluding Directors and Executive Officers):
Connie B. Brogdon(4)	1,648,120	(5)	9.3%
Christopher L. Doucet(6)	1,383,229	(7)	7.8%
Anthony J. Cantone(8)	3,346,263	(9)	18.8%
Park City Capital, LLC (10)	1,157,805	(11)	6.5%
Directors and Executive Officers:
Christopher Brogdon	1,648,120	(12)	9.3%
Ronald W. Fleming	59,814	(13)	*
Michael J. Fox	1,157,805	(14)	6.5%
Boyd P. Gentry	358,698	(15)	*
Peter J. Hackett	87,560	(16)	*
Philip S. Radcliffe	108,892	(17)	*
David Rubenstein	113,088	(18)	*
Laurence E. Sturtz	158,982	(19)	*
David A. Tenwick	594,566	(20)	*
All directors and executive officers as a group	4,287,525		24.1%

*    Less than one percent.

(1)	The address for each of our directors and executive officers is c/o AdCare Health Systems, Inc., 1145 Hembree Road, Roswell, Georgia 30076.

(2)	Except as otherwise specified, each individual has sole and direct beneficial voting and dispositive power with respect to shares of the common stock indicated.

(3)	Percentage is calculated based on 17,811,540 shares of common stock outstanding as of August 13, 2014.

(4)	The address for Connie B. Brogdon is 88 West Paces Ferry Road N.W., Atlanta, Georgia 30305.

(5)
Includes: (i) 221,296 shares of common stock held directly by Christopher Brogdon (her spouse); (ii) 938,035 shares of common stock held by Connie B. Brogdon; (iii) warrants to purchase 115,763 shares of common stock held by Christopher Brogdon at an exercise price of $2.59 per share; (iv) warrants to purchase 115,763 shares of common stock held by Christopher Brogdon at an exercise price of $3.46 per share; (v) warrants to purchase 115,762 shares of common stock held by Christopher Brogdon at an exercise price of $4.32 per share; (vi) an option to purchase 105,000 shares of common stock held by Christopher Brogdon at an exercise price of $5.71 per share; (vii) an option to purchase 105,000 shares of common stock held by Christopher Brogdon at an exercise price of $6.67 per share; and (viii) 31,500 shares of restricted stock that vest on June 1, 2015.

(6)	The address for Chris Doucet is 2204 Lakeshore Drive, Suite 304, Birmingham, Alabama 35209.

(7)
The beneficial ownership information set forth in this table regarding Christopher L. Doucet is based on a Schedule 13D filed with the SEC by Christopher L. Doucet, Suzette A. Doucet, Doucet Capital LLC, Doucet Asset Management, LLC and other reporting persons on June 10, 2014 stating that the reporting persons beneficially own 1,383,229 shares of the common stock through its holdings of common stock in their managed accounts and personal accounts as well as through holdings of convertible promissory notes in which it has discretion.

(8)	The address for Anthony J. Cantone is 766 Shrewsbury Avenue, Tinton Falls, New Jersey 07724.

(9)
The information set forth in this table regarding Mr. Cantone is based on information provided to the Company by Mr. Cantone and other information known to the Company. Includes: (i) 418,008 shares of common stock held by Mr. Cantone; (ii) 1,384,635 shares of common stock issuable upon conversion of a 2012 Note held by an affiliate of Mr. Cantone; (iii) 777,480 shares of common stock issuable upon conversion of a 2010 Note held by an affiliate of Mr. Cantone; (iv) 218,640 shares of common stock issuable upon conversion of a 2012 Note held by Mr. Cantone; (v) the Settlement Warrant held by an affiliate of Mr. Cantone to purchase 75,000 shares of common stock; (vi) a warrant held by an affiliate of Mr. Cantone to purchase 315,000 shares of common stock at an exercise price of $3.81 per share; (vii) a warrant held by an affiliate of Mr. Cantone to purchase 105,000 shares of common stock at an exercise price of $3.81 per share; and (viii) 52,500 shares of common stock issued to Mr. Cantone in connection with his services as placement agent in the offer and placement of the 2012 Notes.

(10)	The address for Park City Capital, LLC is 200 Crescent Court, Suite 1575, Dallas, Texas 75201.

(11)
The information set forth in this table regarding Park City is based on Amendment No. 3 to Schedule 13D filed with the SEC by Park City and other reporting persons on July 1, 2014, a Form 3 filed with the SEC by Park City, Mr. Fox and other reporting persons on October 15, 2013, and other information known to the Company. Park City Capital Offshore Master, Ltd. has sole voting and dispositive power with respect to 562,250 of the shares. Park City Special Opportunity Fund, Ltd. has sole voting and dispositive power with respect to 102,250 of the shares. CCM Opportunistic Partners, LP has sole voting and dispositive power with respect to 85,500 of the shares. Park City has sole voting and dispositive power with respect to 744,750 of the shares. PCC SOF GP, LLC has sole voting and dispositive power with respect to 102,250 of the shares. Michael J. Fox has sole voting and dispositive power with respect to 5,250 of the shares and shared voting and dispositive power with respect to 744,750 of the shares. CCM Opportunistic Advisors, LLC has sole voting power with respect to 85,500 of the shares. A. John Knapp, Jr. has shared voting and dispositive power with respect to 85,500 of the shares. Park City Capital Offshore Master, Ltd. has a convertible promissory note convertible into 222,222 shares of common stock at a conversion price of $4.50 per share, and warrants to purchase of 218,946 shares of common stock. The convertible promissory note is subject to certain beneficial ownership limitations.

(12)
Includes: (i) 938,035 shares of common stock held directly by Connie B. Brogdon (his spouse); (ii) 221,296 shares of common stock held by Christopher Brogdon; (iii) warrants to purchase 115,763 shares of common stock held by Christopher Brogdon at an exercise price of $2.59 per share; (iv) warrants to purchase 115,763 shares of common stock held by Christopher Brogdon at an exercise price of $3.46 per share; (v) warrants to purchase 115,762 shares of common stock held by Christopher Brogdon at an exercise price of $4.32 per share; (vi) an option to purchase 105,000 shares of common stock held by Christopher Brogdon at an exercise price of $5.71 per share; (vii) an option to purchase 105,000 shares of common stock held by Christopher Brogdon at an exercise price of $6.67 per share; and (viii) 31,500 shares of restricted stock that vest on June 1, 2015.

(13)
Represents: (i) 23,333 shares of common stock issuable upon exercise of a service warrant at an exercise price of $5.90 per share which expires on May 15, 2023; (ii) 10,000 shares of common stock issuable upon exercise of an option at an exercise price of $4.34 per share; (iii) options to purchase 6,481 shares of common stock at an exercise price of $4.06 per share; and (iv) 20,000 shares of restricted common stock which vest as to one-half of the shares on each May 15, 2015 and May 15, 2016.

(14)
Includes: (i) 5,250 shares held directly by Mr. Fox; (ii) 744,750 shares held by affiliates of Mr. Fox; (iii) options to purchase 12,637 shares of common stock held by Mr. Fox at an exercise price of $4.06 per share; (iv) a convertible promissory note held by an affiliate of Mr. Fox convertible into 222,222 shares of common stock at a conversion price of $4.50 per share; and (v) warrants to purchase 218,946 shares of common stock. The convertible promissory note beneficially owned by Mr. Fox is subject to certain beneficial ownership limitations.

(15)	Includes (i) warrants to purchase 275,625 shares of common stock at an exercise price of $3.75 per share; and (ii) 31,500 shares of restricted stock that vest on June 1, 2015.

(16)
Includes: (i) 926 shares of common stock issuable upon exercise of a service sarrant with an exercise price of $1.04 per share which expires on November 16, 2017; (ii) 926 shares of common stock issuable upon exercise of a service warrant with an exercise price of $1.93 per share which expires on November 16, 2017; (iii) 926 shares of common stock issuable upon exercise of a service warrant with an exercise price of $2.57 per share which expires on November 16, 2017; (iv) 926 shares of common stock issuable upon exercise of a service warrant with an exercise price of $3.43 per share which expires on November 16, 2017; (v) 10,500 shares of common stock issuable upon exercise of an option with an exercise price of $4.11 per share; (vi) options to purchase 15,554 shares of common stock at an exercise price of $4.06 per share; and (vii) 31,500 shares of restricted stock that vest on June 1, 2015.

(17)
Includes: (i) 5,151 shares of common stock issuable upon exercise of a service warrant with an exercise price of $1.04 per share which expires on November 16, 2017; (ii) 5,151 shares of common stock issuable upon exercise of a service warrant with an exercise price of $1.93 per share which expires on November 16, 2017; (iii) 5,152 shares of common stock issuable upon exercise of a service warrant with an exercise price of $2.57 per share which expires on November 16, 2017; (iv) 5,152 shares of common stock issuable upon exercise of a service warrant with an exercise price of $3.43 per share which expires on November 16, 2017; (v) 10,500 shares of common stock issuable upon exercise of an option with an exercise price of $4.11 per share; (vi) 4,861 shares of common stock issuable upon exercise of an option with an exercise price of $1.30 per share; (vii) options to purchase 15,554 shares of common stock at an exercise price of $4.06 per share; and (viii) 31,500 shares of restricted stock that vest on June 1, 2015.

(18)
Includes: (i) options to purchase 8,099 shares of common stock at an exercise price of $4.06 per share; (ii) warrants to purchase 69,993 shares of common stock at an exercise price of $3.93 per share; and (iii) warrants to purchase 34,996 shares of common stock at an exercise price of $4.58 per share.

(19)
Includes: (i) 10,150 shares of common stock issuable upon exercise of a service warrant with an exercise price of $1.04 per share which expires on November 16, 2017; (ii) 10,150 shares of common stock issuable upon exercise of a service warrant with an exercise price of $1.93 per share which expires on November 16, 2017; (iii) 10,150 shares of common stock issuable upon exercise of a service warrant with an exercise price of $2.57 per share which expires on November 16, 2017; (iv) 10,150 shares of common stock issuable upon exercise of a service warrant with an exercise price of $3.43 per share which expires on November 16, 2017; (v) 10,500 shares of common stock issuable upon exercise of an option with an exercise price of $4.11 per share; (vi) 3,240 shares of common stock issuable upon exercise of an option with an exercise price of $1.30 per share; (vii) options to purchase 15,554 shares of common stock at an exercise price of $4.06 per share; and (viii) 31,500 shares of restricted stock that vest on June 1, 2015.

(20)
Includes: (i) 109,472 shares of common stock issuable upon exercise of a service warrant with an exercise price of $1.04 per share which expires on November 16, 2017; (ii) 109,472 shares of common stock issuable upon exercise of a service warrant with an exercise price of $1.93 per share which expires on November 16, 2017; (iii) options to purchase 16,203 shares of common stock at an exercise price of $4.06 per share; and (iv) 31,500 shares of restricted stock that vest on June 1, 2015.

Where You Can Find More Information
We are subject to the information requirements of the Exchange Act, which require us to file reports and other information with the Securities and Exchange Commission (the “SEC”). You can inspect and copy reports, proxy statements and other information filed by us at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.
You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can obtain copies of this material by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You can also obtain such reports, proxy statements and other information from the web site that the SEC maintains at http://www.sec.gov.

Reports, proxy statements and other information concerning us may also be obtained electronically at our website, http://www.adcarehealth.com, and through a variety of databases, including, among others, the SEC’s Electronic Data Gathering and Retrieval (EDGAR) program. None of the information on those websites that is not otherwise expressly set forth in or incorporated by reference in this proxy statement is a part of this proxy statement.
Incorporation of Certain Information by Reference
The SEC allows us to “incorporate by reference” in this proxy statement the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this proxy statement, and information that we file later with the SEC prior to the date of the Special Meeting will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make prior to the date of the Special Meeting with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

•
Current Reports on Form 8-K filed on January 21, 2014; February 14, 2014; March 7, 2014; March 14, 2014; May 21, 2014; June 3, 2014; June 11, 2014; July 23, 2014; July 29, 2014; August 12, 2014; and August 14, 2014; and

•	Definitive Proxy Statement on Schedule 14A dated June 27, 2014.
You may request a copy of these filings, at no cost, by written or oral request directed to AdCare Administrative Services, 1145 Hembree Road, Roswell, Georgia 30076, Attention: Investor Relations, Telephone: (678) 869-5116, or from the SEC through the SEC’s Internet website at the address provided under “Where You Can Find More Information.”
You should rely only on the information or representations provided in or incorporated by reference into this proxy statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this proxy statement or any supplement hereto is accurate as of any date other than the date on the front of those documents.
If you would like to request documents from us, please do so by October 3, 2014 in order to ensure timely receipt before the Special Meeting.
You should rely only on the information contained in this document to vote your shares of common stock at the Special Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [•], 2014. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in that jurisdiction.

Other Business for Presentation at the Special Meeting
The Board and management do not currently intend to bring before the Special Meeting any matters other than those discussed in this proxy statement, nor are they aware of any business which other persons intend to present at the Special Meeting. Should any other matter or business requiring a vote of shareholders properly come before the Special Meeting, the proxy holders intend to exercise the discretionary authority conferred by the proxies and vote the shares represented thereby in respect of any such other matter or business in accordance with their discretion.
Shareholder Proposals for Inclusion in the 2015 Proxy Statement
If any shareholder intends to present a proposal for inclusion in the Company’s proxy materials for the Annual Meeting of Shareholders to be held in 2015 (the “2015 Annual Meeting of Shareholders”), then such proposal must be received by the Company not later than the close of business at 5:00 p.m., local time, on February 27, 2015, for inclusion, pursuant to Rule 14a-8 under the Exchange Act, in the Company’s proxy statement for such meeting. Such proposal also will need to comply with SEC regulations regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. In order to allow the Company to identify the proposal as being subject to Rule 14a-8 under the Exchange Act and to respond in a timely manner, shareholder proposals pursuant to Rule 14a-8 under the Exchange Act are required to be submitted to the Company’s Corporate Secretary at our principal executive offices, located at 1145 Hembree Road, Roswell, Georgia 30076.
Procedures for Business Matters and Director Nominations for Consideration at the 2015 Annual Meeting of Shareholders
Section 2.15 of our Bylaws sets forth the procedures which a shareholder must follow in order to submit a proposal of business for a shareholder vote or to nominate a person for election to the Board at an annual or special meeting of shareholders. Set forth below is a summary of these procedures, including notice deadlines for the 2015 Annual Meeting of Shareholders.
Notice Requirements for Shareholder Proposals (Excluding Director Nominations)
Section 2.15(a) of our Bylaws provides that no proposal for a shareholder vote (other than director nominations which are described below) shall be submitted by a shareholder (a “Shareholder Proposal”) to the Company’s shareholders unless the shareholder submitting such proposal (the “Proponent”) shall have filed a written notice which includes, among other things:

(i)
the name and business address of the Proponent (including each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made) and all Persons (as defined in Section 2.15(a) of our Bylaws) acting in concert with the Proponent (or such beneficial owner), and the name and address of all of the foregoing as they appear on the Company’s books (if they so appear);

(ii)
the class and number of shares of the Company that are owned beneficially and of record by the Proponent (including each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made) and the other Persons identified in clause (i);

(iii)	a description of the Shareholder Proposal containing all material information relating thereto, including the information identified in Section 2.15(a)(iv) of our Bylaws;

(iv)
a description of any agreement, arrangement or understanding with respect to the Shareholder Proposal between or among the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

(v)
a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such written notice by, or on behalf of, the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the Proponent or such beneficial owner, with respect to the Company’s securities;

(vi)
a representation that the Proponent is a holder of record of the capital stock of the Company entitled to vote at the meeting, will so remain at the time of the meeting, and intends to appear in person or by proxy at the meeting to propose such business;

(vii)
a representation whether the Proponent or any beneficial owner on whose behalf the Shareholder Proposal is being made intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the Shareholder Proposal or (b) otherwise to solicit proxies from shareholders in support of such Shareholder Proposal; and

(viii)
any other information relating to the Proponent and such beneficial owner, if any, required to be disclosed in a proxy statement or other filing in connection with solicitations of proxies for the Shareholder Proposal under Section 14(a) of the Exchange Act.

The notice shall also include such other information as the Board reasonably determines is necessary or appropriate to enable it and the shareholders of the Company to consider the Shareholder Proposal. The information required by clauses (ii), (iv) and (v) above must be updated by the Proponent and each beneficial owner, if any, on whose behalf the Shareholder Proposal is being submitted not later than ten days following the record date for the meeting to disclose such information as of the record date.
The presiding officer at any shareholders’ meeting may determine that any Shareholder Proposal was not made in accordance with procedures prescribed by our Bylaws or otherwise is not in accordance with law, and if it is so determined, such officer will declare so at the meeting and the Shareholder Proposal will be disregarded. No provision of our Bylaws shall affect any rights of shareholder to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
Notice Requirements for Director Nominations
Section 2.15(b) of our Bylaws provides that only persons who are selected and recommended by the Board or the committee of the Board designated to make nominations, or who are nominated by shareholders in accordance with the procedures set forth such section, shall be eligible for election, or qualified to serve, as directors. Nominations of individuals for election to the Board at any annual meeting or any special meeting of shareholders at which directors are to be elected may be made by any shareholder of the Company entitled to vote for the election of directors at that meeting by compliance with the procedures set forth in Section 2.15(b) of our Bylaws.

Nominations by shareholders shall be made by written notice (a “Nomination Notice”), which, as to each individual nominated, shall set forth, among other things: (i) the name, date of birth, business address and residence address of such individual; (ii) the educational background and the business experience during the past five years of such nomine, including the information identified in Section 2.15(b) of our Bylaws; (iii) whether the nominee is or has ever been at any time a director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity; (iv) any directorships held by such nominee in any public reporting company or any company registered as an investment company under the Investment Company Act of 1940; (v) whether such nominee has ever been convicted in a criminal proceeding or has ever been subject to a judgment, order, finding or decree in the proceedings described in Section 2.15(b) of our Bylaws; (vi) information regarding whether such nominee is subject to any disqualifications described in Rule 506(d)(1)(i) to (vii) under the Securities Act of 1933, as amended; (vii) any other information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act; (viii) a written statement from the shareholder making the recommendation stating why such recommended candidate meets the criteria and would be able to fulfill the duties of a director; and (ix) a written representation and agreement that (a) such nominee is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such nominee, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such nominee’s ability to comply, if elected as a director of the Company, with such nominee’s fiduciary duties under applicable law, (b) such nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) such nominee, in such nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply, with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.
In addition, the Nomination Notice shall set forth, as to the Person submitting the Nomination Notice, each beneficial owner, if any, on whose behalf the nomination is made and any Person acting in concert with such Persons, among other things: (i) the name and business address of such Person; (ii) the name and address of each such Person as they appear on the Company’s books (if they so appear); (iii) the class and number of shares of the Company that are owned beneficially and of record by each such Person; (iv) a description of any agreement, arrangement or understanding with respect to the nomination between or among such Persons, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing; (v) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such written notice by, or on behalf of, each such Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, each such Person, with respect to securities of the Company; (vi) a representation that the Person submitting the Nomination Notice is a holder of record of stock of the Company entitled to vote at such meeting, will so remain at the time of such meeting, and intends to appear in person or by proxy at the meeting to make such nomination; (vii) a representation whether any such Person intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect each nominee or (b) otherwise to solicit proxies from shareholders in support of such nomination; and (viii) any other information relating to such shareholder and such beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to Section 14(a) of the Exchange Act.
The information required by clauses (iii), (iv) and (v) above shall be updated by the Person delivering such Nomination Notice and each beneficial owner, if any, on whose behalf the Nomination Notice is being submitted not later than ten days after the record date for the meeting to disclose such information as of the record date. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility or qualification of such proposed nominee to serve as a director of the Company. A written consent to being named in a proxy statement as a nominee, and to serve as a director if elected, signed by each nominee, shall be filed with any Nomination Notice.
If the presiding officer at any shareholders’ meeting determines that a nomination was not made in accordance with the procedures prescribed by our Bylaws, the presiding officer will so declare to the meeting and the defective nomination will be disregarded.
Notice Deadlines
Nomination Notices and Shareholder Proposals in connection with an annual meeting shall be delivered to the Company’s Secretary at our principal executive office not less than 90 nor more than 120 calendar days before the first anniversary of the date of the Company’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; provided that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than 30 calendar days earlier than, or 60 calendar days after, the anniversary of the previous year’s annual meeting, notice by a shareholder, to be timely, must be so received not later than: (i) the 90th day prior to the annual meeting: or (ii) if later, the close of business on the 10th day following the day on which public announcement is first made of the date of the annual meeting. Nomination Notices in connection with a special meeting at which directors are to be elected shall be delivered to the Company’s Secretary at our principal executive office not later than the close of business on: (i) the 90th prior to such special meeting or; (ii) if later, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the fact that directors are to be elected at such meeting.
In order to submit a proposal of business for a shareholder vote or to nominate a person for election to the Board at the 2015 Annual Meeting of Shareholders, Shareholder Proposals and Nomination Notices in connection with such meeting must be delivered to the Company’s Secretary at the our principal executive offices, located at 1145 Hembree Road, Roswell, Georgia 30076 no earlier than February 27, 2015 and not later than March 29, 2015.

ADCARE HEALTH SYSTEMS, INC.
1145 Hembree Road
Roswell, Georgia 30076

PROXY

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 14, 2014

The undersigned shareholder of AdCare Health Systems, Inc. (the “Company”) hereby constitutes and appoints David A. Tenwick and Ronald W. Fleming, and each of them individually, each with full power of substitution and resubstitution, to vote the number of shares of the Company’s common stock which the undersigned would be entitled to vote if personally present at the Company’s Special Meeting of Shareholders to be held on Tuesday, October 14, 2014, at The Westin Buckhead Atlanta, 3391 Peachtree Road, N.E., Atlanta, Georgia, at 10:00 a.m., local time, or at any adjournment or postponement thereof (the “Special Meeting”), upon the proposals described in the Notice of Special Meeting of Shareholders and Proxy Statement, dated [], 2014 (the “Proxy Statement”), the receipt of which is hereby acknowledged, in the manner specified below. The above-named proxies of the undersigned are further authorized and directed to vote, in their discretion, on any adjournment or postponement of the Special Meeting and on such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

The Board of Directors recommends you vote “FOR” Proposal 1 and “FOR” Proposal 2.

1.
Approval of the Additional Leasing Transactions (as defined in the Proxy Statement), which transactions may constitute the lease of all or substantially all of the Company’s property under Georgia law (“Proposal 1”).
		For ☐	Against ☐	Abstain ☐

2.	Approval of the adjournment of the Special Meeting in order to solicit additional proxies in favor of Proposal 1, if necessary (“Proposal 2”).	For ☐	Against ☐	Abstain ☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, then this proxy will be voted “FOR” Proposal 1 relating to the approval of the Additional Leasing Transactions and “FOR” Proposal 2

relating to the approval of the adjournment of the Special Meeting in order to solicit additional proxies in favor of Proposal 1, and in the discretion of the above-named proxies as to any other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

Please date and sign in the same manner in which your shares are registered. When signing as executor, administrator, trustee, guardian or attorney, please give full title. Joint owners should each sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Print Name(s):

Signature:

Signature If
Held Jointly:

Dated:        , 2014